Filed Pursuant to Rule 424(b)(5)
Registration No. 333-227164

The information contained in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 20, 2018

PROSPECTUS SUPPLEMENT

(To prospectus dated September 10, 2018)

$185,000,000 Equity Shares

Azure Power Global Limited

We are offering up to $185,000,000 of our equity shares.

Three of our shareholders, CDPQ Infrastructure Asia Pte Ltd., IFC GIF Investment Company I and International Finance Corporation have each indicated its intention to purchase up to approximately $65 million, $40 million and $10 million, respectively, of our equity shares in this offering at the public offering price as described under “Underwriting” in this prospectus supplement.

Our equity shares are listed on the New York Stock Exchange, or the NYSE, under the symbol “AZRE.” On September 18, 2018, the last reported sale price of the equity shares on NYSE was $15.00 per share.

We are an “emerging growth company” as that term is defined under the federal securities laws of the United States and, as such, may elect to comply with certain reduced public company reporting requirements for this prospectus supplement and future filings.

Investing in our equity shares involves a high degree of risk. You should review carefully the risks and uncertainties referenced under the heading “Risk Factors” beginning on page S-6 of this prospectus supplement as well as those contained in the other documents that are incorporated by reference into this prospectus supplement or the accompanying prospectus.

	Per Equity Share	Total
Public Offering Price	$	$
Underwriting Discounts and Commissions(1)	$	$
Proceeds to Azure (before expenses)	$	$

(1)	See “Underwriting” in this prospectus supplement for additional information regarding underwriting compensation and estimated offering expenses.

We have granted the underwriters an option, for 30 days from and including the date of this prospectus supplement, to purchase up to an aggregate of $15 million additional equity shares from us, at the public offering price.

Neither the United States Securities and Exchange Commission nor any U.S. state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the equity shares to purchasers on or about                , 2018.

Credit Suisse	Barclays	HSBC

SOCIETE GENERALE

JMP Securities	Roth Capital Partners	Janney Montgomery Scott

The date of this prospectus supplement is                     , 2018.

First Solar Green Bond (US$ 500 mn) listed on SGX

India's first private grid connected MW solar plant

India's first distributed MW scale rooftop solar project

Azure Power®

6.0-6.5
5.5-6.0
5.0-5.5
4.5-5.0
4.0-4.5
3.5-4.0
3.0-3.5
Solar Resource (kWh/m²/Day)
0 .3 .6 .9 1.2 1.5
Land Area(Million km²)
Operating
Committed & Under Construction

Portfolio of over 3 GW under various stages across 23 states Climate Bond Certified Azure Power // $ www.azurepower.com POWERING UTILITIES Developed India’s first private utility scale solar project in 2009 37 operational utility scale projects Integrated project development, EPC, financing, O&M services AZURE ROOF POWER Developed India’s first distributed MW scale rooftop solar project in 2013 150+ operational rooftop sites Solar tariffs in most states are already at grid parity AZURE M POWER Rural electrification through mini and micro grids I -500 households electrified Alternative to conventional transmission grids

3 GW solar portfolio with strong credit offtake across 23 states in India First Solar Green Bond (USS 500 mn) listed on SGX India’s first private grid connected MW solar plant Azure Power India’s first distributed MW scale rooftop solar project 6.0-6.5 5.5-6.01 5.0-5.5 4.5-5.0 4.0-4.5 3.5-4.0 3.0-3.5 Solar Resource (Kwh/m2/Day) 0 .3 .6 .9 1.2 1.5 Land Area (Million km2)

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

Neither we nor the underwriters have authorized anyone to provide you with information that is different from that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters are offering to sell equity shares and seeking offers to buy equity shares only in jurisdictions where offers and sales are permitted. The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or any sale of our equity shares.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of equity shares and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus dated September 10, 2018, provides more general information about our equity shares. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or the documents incorporated by reference, you should rely on the information in this prospectus supplement. Generally, when we refer to the prospectus, we are referring to this prospectus supplement and the accompanying prospectus combined.

The rules of the Securities and Exchange Commission, or SEC, allow us to incorporate by reference information into this prospectus supplement. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC, to the extent incorporated by reference, will automatically update and supersede this information. It is important for you to read and consider all the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus when making your investment decision. You should also read and consider the information contained in the documents to which we have referred you to in the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement and “Where You Can Find Additional Information About Us” in the accompanying prospectus.

In this prospectus supplement, unless otherwise specified or the context otherwise requires, all amounts are expressed in Indian rupees or INR and /or “U.S. dollars”, “$” or “US$”, lawful currency of the Republic of India and the United States, respectively. Unless otherwise indicated, all financial information included in this prospectus supplement and the accompanying prospectus is determined using U.S. generally accepted accounting principles, or U.S. GAAP. Unless the context otherwise requires, all references in this prospectus supplement and the accompanying prospectus to “Azure”, the “Company”, the “Corporation”, “we”, “us” and “our” mean Azure Power Global Limited and its subsidiaries.

For investors outside the United States: We have not done anything that would permit the offering or possession or distribution of this prospectus supplement and the accompanying prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities described herein and the distribution of this prospectus supplement and the accompanying prospectus outside the United States.

S-ii

TRADEMARKS

We have rights to trademarks and trade names that we use in connection with the operation of our business, including our corporate name, logos, product names and website names. Other trademarks and trade names appearing in this prospectus supplement and the accompanying prospectus are the property of their respective owners. Solely for your convenience, some of the trademarks and trade names referred to in this prospectus supplement and the accompanying prospectus are listed without the ® and TM symbols, but we will assert, to the fullest extent under applicable law, our rights to our trademarks and trade names.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information incorporated by reference in this prospectus supplement and the accompanying prospectus contain forward-looking statements about our current expectations and views of future events. All statements, other than statements of historical facts, contained in this prospectus supplement, the accompanying prospectus and the information incorporated by reference in this prospectus supplement and the accompanying prospectus, including statements about our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and future megawatt goals of management, are forward looking statements. These statements relate to events that involve known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions.

These forward-looking statements are subject to risks, uncertainties and assumptions, some of which are beyond our control. In addition, these forward-looking statements reflect our current views about future events and are not a guarantee of future performance. All statements in this document that are not statements of historical fact are forward-looking statements. Forward-looking statements include, but are not limited to, such matters as:

•	the pace of government-sponsored auctions;

•	changes in auction rules;

•	the government’s willingness to enforce Renewable Purchase Obligations;

•	permitting, development and construction of our project pipeline according to schedule;

•	solar radiation in the regions in which we operate;

•	developments in, or changes to, laws, regulations, governmental policies, incentives and taxation affecting our operations;

•	adverse changes or developments in the industry in which we operate;

•	our ability to maintain and enhance our market position;

•	our ability to successfully implement any of our business strategies, including acquiring other companies;

•

our ability to enter into power purchasing agreements, or PPAs, on acceptable terms, the occurrence of any event that may expose us to certain risks under our PPAs and the willingness and ability of counterparties to our PPAs to fulfill their obligations;

•	our ability to borrow additional funds and access capital markets, as well as our substantial indebtedness and the possibility that we may incur additional indebtedness going forward;

•	our ability to establish and operate new solar projects;

S-iii

•	our ability to compete against traditional and renewable energy companies;

•	the loss of one or more members of our senior management or key employees;

•	political and economic conditions in India;

•	material changes in the costs of solar panels and other equipment required for our operations;

•	fluctuations in inflation, interest rates and exchange rates; and

•	other risks and uncertainties, including those referred to under the caption “Risk Factors.”

The forward-looking statements made in this prospectus supplement, the accompanying prospectus and the information incorporated by reference in this prospectus supplement and the accompanying prospectus relate only to events or information as of the date on which the statements in each of those documents were made in such documents. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements were made or to reflect the occurrence of unanticipated events. You should read this prospectus supplement, the accompanying prospectus and the information incorporated by reference in this prospectus supplement and the accompanying prospectus, completely and with the understanding that our actual future results or performance may be materially different from what we expect.

This prospectus supplement, the accompanying prospectus and the information incorporated by reference in this prospectus supplement and the accompanying prospectus also contain statistical data and estimates, including those relating to the solar industry and our competition from market research, analyst reports and other publicly available sources. These publications include forward-looking statements being made by the authors of such reports. These forward-looking statements are subject to a number of risks, uncertainties and assumptions. Actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference in this prospectus supplement. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our securities. For a more complete understanding of our company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus supplement and the accompanying prospectus, including the information referred to under the heading “Risk Factors” in this prospectus supplement beginning on page S-6, the information incorporated by reference in this prospectus supplement and the accompanying prospectus, and the information included in any free writing prospectus that we have authorized for use in connection with this offering before making an investment decision.

Azure Power Global Limited

Overview

We are a leading independent solar power producer in India. Our mission is to be the lowest-cost power producer in the world. We sell solar power in India on long-term fixed-price contracts to our customers, at prices which in many cases are at or below prevailing alternatives for these customers. We are also developing micro-grid applications for the highly fragmented and underserved electricity market in India. Since 2011, we have achieved an 85% reduction in total solar project cost, which includes a significant decrease in balance of systems costs due in part to our in-house value engineering, design and procurement efforts.

Indian solar capacity installed reached approximately 23 GW at the end of July 2018 with a target to achieve 100 GW of installed solar capacity by 2022. Solar power is a cleaner, faster-to-build and cost-effective alternative energy solution to coal and diesel-based power, the economic and climate costs of which continue to increase every year.

We developed India’s first utility-scale solar project in 2009. As of August 31, 2018, we operated 37 utility scale projects and several commercial rooftop projects with a combined rated capacity of 1,011 MW, which represents a compound annual growth rate, or CAGR, of 89%, since March 2012. As of such date we were also constructing projects with a combined rated capacity of 333 MW and had an additional 1,709 MW committed, bringing our total portfolio capacity to 3,053 MW. As of August 31, 2018, we have 2,848 MW utility-scale projects, 205 MW of commercial and industrial, or C&I projects, and more than 500 households that have been powered through Azure M Power which provides rural electrification through mini-grids. We have a geographically well diversified project portfolio, and we had a presence in 23 states and union territories in India as of August 31, 2018. Of the projects in our pipeline, 86% have off-takers with high domestic credit ratings and 61% was contracted with Government of India sovereign-backed entities. 89% of our rooftop projects in our pipeline was contracted with Indian government-owned entities as of August 31, 2018. Megawatts committed represents the aggregate megawatt rated capacity of solar power plants pursuant to customer power purchase agreements, or PPAs, signed or allotted but not yet commissioned and operational as of the reporting date.

Our ability to achieve these goals will depend on, among other things, our ability to acquire the required land for the new capacity (on lease or direct purchase), raising adequate project financing and working capital, the growth of the Indian power market in line with current government targets, our ability to maintain our market share of India’s installed capacity as competition increases, the need to further strengthen our operations team to execute the increased capacity, and the need to further strengthen our systems and processes to manage the ensuing growth opportunities, as well as the other risks and challenges discussed under “Risk Factors” in this prospectus supplement and the information incorporated by reference in this prospectus supplement and the accompanying prospectus.

Utility-scale solar projects are typically awarded through government auctions. We believe the strong demand for our solar power is a result of the following:

•

Low levelized cost of energy. Our in-house engineering, procurement and construction, or EPC, expertise, purely solar focus, advanced in-house operations and maintenance, or O&M, capability and efficient financial strategy allow us to offer low-cost solar power solutions.

•

Strong value proposition for our customers. We manage the entire development and operation process, providing customers with long-term fixed-price PPAs in addition to high levels of plant availability and service. This helps us win repeat business. We had a 18.5% share in terms of aggregate MW auctioned in the auctions we participated in between March 2016 to August 2018, with a 70%-win rate for utility project auctions and an 83%-win rate for rooftop project auctions.

•

Our integrated profile and experience supports growth. Our integrated profile affords us greater control over project development, construction and operation, which provides us with greater insight and certainty on our construction costs and timelines. As of July 31, 2018, we have developed 8,076 acres of land, of which 4,308 acres were leased, 3,762 acres were freehold and the remainder was held under a right-to-use contract. In addition, we have developed 301 kilometers of transmission across eight states as of such date. We have procured a large part of our project supplies from Tier 1 suppliers, and since the commencement of our operations until June 30, 2018, we have procured more than US$800 million from all of our suppliers to construct our projects.

•	Strong community partnerships. Our ability to build long term community relationships allows us to improve our time of completion, further reducing project development risk.

•

We take a leading role in policy initiatives. We provided input to the government to help it design an auction process supporting multiple winners at differentiated price points and implementing a transparent bidding process open to all participants. For example, we suggested that the government include compulsorily convertible debentures in the calculation of a bidder’s net worth for the purposes of tender qualification, which was ultimately adopted by the government.

We generate revenue from a mix of leading government utilities and commercial entities. Because we have our own EPC and O&M capabilities, we retain the profit margins associated with those services that other project developers may need to pay to third-party providers.

Environmental, Social and Governance

Sustainability is critical to our success and is embedded in our regular operational procedures. Throughout our operations, we are committed to environmental, social and governance, or ESG, practices that have a positive impact on the communities in which we operate. We strive to minimize the environmental impact of our operations and improve our efficient use of resources over time. Periodic reporting and audits are conducted in the Company to ensure the adherence to ESG standards. In 2017, we issued a US$500 million Solar Green Bond, maturing in 2022, which has been certified by Climate Bonds Initiative as a green bond and is the first solar green bond to be offered by a company with only solar power assets out of India. We are also ISO 14001 certified for our environmental management systems. In addition, our HR policies & procedures are in line with World Bank Equator Principles.

We hire from local communities, creating over nine thousand jobs in local communities since we commenced operations, and generally attempt to lease land that has few alternative uses, providing local communities with a stream of discretionary cash flow without displacing alternative businesses. As a result, we are able to build long-term community relationships that have a lasting social impact. Our Azure M Power solutions electrify rural villages, which helps replace kerosene and leads to health benefits and reduced air pollution.

Corporate Information

We are a public company limited by shares incorporated in Mauritius on January 30, 2015. Our registered office is located at c/o AAA Global Services Ltd., 1st Floor, The Exchange 18 Cybercity, Ebene, Mauritius. Our principal executive offices are located at Azure Power, 3rd Floor, Asset 301-304 and 307, WorldMark 3, Aerocity, New Delhi – 110037, India, and our telephone number at this location is (91-11) 49409800. Our principal website address is www.azurepower.com. The information contained on our website does not form part of this prospectus supplement. Our agent for service of process in the United States is CT Corporation System, located at 111 Eighth Avenue, 13th Floor, New York, NY 10011.

Our equity shares are listed on the NYSE under the symbol “AZRE.”

THE OFFERING

The offering terms are summarized below solely for your convenience. For a more complete description of the terms of our equity shares, see “Description of Share Capital” in the accompanying prospectus.

Equity shares offered by us	Up to $185,000,000 equity shares, $0.000625 par value per share.

Underwriters’ option to purchase additional equity shares	We have granted the underwriters an option to purchase up to an aggregate of $15 million additional equity shares, at the price set forth on the cover page of this prospectus supplement, for 30 days after the date of this prospectus supplement.

Equity shares outstanding immediately after completion of this offering(1)	equity shares (or equity shares if the underwriters exercise their option to purchase additional shares in full).

NYSE symbol	“AZRE”

Indications of Interest	Three of our shareholders, CDPQ Infrastructure Asia Pte Ltd., IFC GIF Investment Company I and International Finance Corporation, have each indicated its intention to purchase up to approximately $65 million, $40 million and $10 million, respectively, of our equity shares in this offering at the public offering price as described under “Underwriting” in this prospectus supplement. Because indications of interest are not binding agreements or commitments to purchase, CDPQ Infrastructure Asia Pte Ltd., IFC GIF Investment Company I and International Finance Corporation may each determine to purchase a smaller amount or not to purchase any equity shares in this offering.

Risk factors	Investing in our equity shares involves risks. Potential investors are urged to read and consider the specific factors relating to an investment in our equity shares as set forth under the section entitled “Risk Factors” beginning on page S-6 of this prospectus supplement and in our Annual Report on Form 20-F for the fiscal year ended March 31, 2018, or the Annual Report on Form 20-F, incorporated by reference in this prospectus supplement and the accompanying prospectus.

Use of proceeds

We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $         million (or $         million if the underwriters exercise their option to purchase additional equity shares in full), based on a public offering price of $         per equity share. We currently intend to use the net proceeds from this offering to fund the purchase by Azure Power Global Limited, or APGL, of equity shares to be issued by Azure Power India Private Limited, or AZI, and Azure Power Rooftop Private Limited, or APRPL), and to fund operating expenses of AGPL . To the extent the underwriters exercise their option to purchase additional equity shares, the net proceeds from the sale of the additional equity shares will be used to purchase additional equity shares of AZI or APRPL. Net proceeds to be received by AZI and APRPL from APGL as described above are intended to be used for our growth capital requirement, for new project development and other general corporate purposes. AZI and APRPL currently intend to hold the proceeds from the purchase of its equity shares by APGL in short-term, interest-bearing debt instruments or demand deposits from time to time. See “Use of Proceeds” in this prospectus supplement.

(1)

We had 25,996,932 equity shares issued and outstanding as of June 30, 2018. Subsequent to June 30, 2018, we issued 26,858 equity shares to our employees, pursuant to our Employee Stock Option Plan 2015 and our Equity Incentive Plan 2016 (as amended in 2017), resulting in 26,023,790 equity shares issued and outstanding as of August 31, 2018. Unless otherwise indicated, all information contained in this prospectus supplement assumes no exercise by the underwriters of their option to purchase additional equity shares.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to purchase our securities, you should carefully consider the risk factors incorporated by reference from Part I, Item 3.D. of our most recent Annual Report on Form 20-F and the other information contained in this prospectus supplement and the accompanying prospectus, as updated by those subsequent filings with the SEC under the Exchange Act, that are incorporated herein by reference. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline, in which case you may lose all or part of your investment. For more information, see “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Risks Related to Operations in India

Imposition of anti-dumping or safeguard duties on solar equipment imports may increase our costs and affect our margins.

The Ministry of Finance of the Government of India recently imposed a 25% safeguard duty on import of solar panels from July 30, 2018 to July 29, 2019, which will be lowered to 20% for the ensuing six months and 15% for the six months thereafter. While certain solar power producers approached the High Court of Orissa and obtained an interim stay in July 2018, the Supreme Court of India overturned this order on September 11, 2018, and accordingly the safeguard duty continues to be in effect.

Our PPAs typically contain change-in-law provisions which permit us to pass on such increases to our offtakers with an upward revision of tariff by obtaining an order to this effect from the relevant electricity regulatory commissions. While we have commenced submitting change-in-law petitions before relevant electricity regulatory commissions, we cannot assure you the electricity regulatory commissions will revise tariffs sufficiently or at all. To the extent we are unable to pass on the impact of the imposition of safeguard duty to our offtakers, in part or in whole, under any of our PPAs, our increased costs of purchase of solar panels could adversely affect our operating results, cash flows and financial condition.

Risks Related to This Offering

We may be classified as a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to certain U.S. investors of our equity shares.

We believe that we were not a passive foreign investment company (“PFIC”) for our taxable year ending March 31, 2018 and that, based on the present composition of our income and assets and the manner in which we conduct our business, we will not be a PFIC in our current taxable year or in the foreseeable future. Whether we are a PFIC is a factual determination made annually, and our status could change depending, among other things, upon changes in the composition and amount of our gross income and the relative quarterly average value of our assets. In particular, if we generate a small amount of gross income that is attributable to passive income in a taxable year, then there is a risk that we may be a PFIC for that year. If we were a PFIC for any taxable year in which you hold our equity shares, you generally would be subject to additional taxes on certain distributions and any gain realized from the sale or other taxable disposition of our equity shares regardless of whether we continued to be a PFIC in any subsequent year, unless you mark your equity shares to market for tax purposes on an annual basis. You are encouraged to consult your own tax advisor as to our status as a PFIC and the tax consequences to you of such status. See “Material Income Tax Considerations—U.S. Federal Income Tax Considerations” in this prospectus supplement.

Future issuances of any equity securities may cause a dilution in your shareholding, decrease the trading price of our equity shares, and restrictions agreed to as part of debt financing arrangements may place restrictions on our operations.

Any issuance of equity securities after this offering could dilute the interests of our shareholders and could substantially decrease the trading price of our equity shares. We may issue equity or equity-linked securities in the future for a number of reasons, including to finance our operations and business strategy (including in connection with acquisitions and other transactions), to adjust our ratio of debt to equity, to satisfy our obligations upon the exercise of then-outstanding options or other equity-linked securities, if any, or for other reasons. Issuance of such additional securities may significantly dilute the equity interests of investors in this offering who will not have pre-emptive rights with respect to such an issuance, subordinate the rights of holders of equity shares if preferred shares are issued with rights senior to those afforded to our equity shares, or harm prevailing market prices for our equity shares.

Concentration of ownership of our equity shares among our existing executive officers, directors and principal stockholders may prevent new investors from influencing significant corporate decisions.

As of March 31, 2018, our executive officers and directors, combined with our shareholders who owned more than 5% of our outstanding common stock and their affiliates in the aggregate, beneficially own equity shares representing approximately 84% of our equity shares. In addition, certain of our existing principal shareholders have indicated an interest in purchasing up to an aggregate of approximately $115 million in equity shares in this offering at the public offering price. As a result, if these shareholders were to choose to act together, they would be able to control all matters submitted to our shareholders for approval, as well as our management and affairs. For example, these persons, if they choose to act together, would control the election of directors and approval of any merger, consolidation or sale of all or substantially all of our assets. This concentration of ownership control may:

•	delay, defer or prevent a change in control;

•	entrench our management or the board of directors; or

•	impede a merger, consolidation, takeover or other business combination involving us that other shareholders may desire.

Some of these persons or entities may have interests different than yours. For example, because many of these shareholders purchased their equity shares at prices substantially below the current market price and have held their equity shares for a longer period, they may be more interested in selling our company to an acquirer than other investors or they may want us to pursue strategies that deviate from the interests of other shareholders.

Management will have considerable discretion as to the use of the net proceeds to be received by us from this offering.

Our allocation of the net proceeds from this offering, including net proceeds to be received by AZI and APRPL after this offering, is based on current plans and business conditions. The amounts and timing of any expenditure will vary depending on the amount of cash generated by our operations and our success in future auctions. Accordingly, our management will have considerable discretion in the application of the net proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our results of operations or increase our share price. The net proceeds from this offering, pending investment in operating assets or solar projects, may be placed in investments that do not produce income or that lose value, which will cause the price of our equity shares to decline.

If a United States person is treated as owning at least 10% of our equity shares, the holder may be required to include amounts in its U.S. taxable income even if we do not make distributions to our shareholders.

If a United States person is treated as owning (directly, indirectly, or constructively) at least 10% of the value or voting power of our equity shares, that person may be required to include certain amounts in its U.S. taxable income even if we make no distributions to our shareholders. A United States person that is treated as owning (directly, indirectly, or constructively) at least 10% of the value or voting power of our equity shares will be treated as a “United States shareholder” with respect to each “controlled foreign corporation” in our group. As a result of tax legislation enacted in 2017, it is not certain under what circumstances our non-U.S. subsidiaries will be treated as controlled foreign corporations. However, because our group includes U.S. subsidiaries, our non-U.S. subsidiaries could be treated as controlled foreign corporations with respect to any United States shareholders (regardless of whether or not we are treated as a controlled foreign corporation). A United States shareholder of a controlled foreign corporation in our group would be required to report annually and include in its U.S. taxable income its pro rata share of “Subpart F income”, “global intangible low-taxed income,” and investments in United States property, if any, related to that controlled foreign corporation, regardless of whether we make any distributions. An individual that is a United States shareholder with respect to a controlled foreign corporation generally would not be allowed certain tax deductions or foreign tax credits that would be allowed to a United States shareholder that is a U.S. corporation. Failure to comply with these reporting obligations may subject a United States shareholder to significant monetary penalties and may prevent the statute of limitations with respect to such shareholder’s U.S. federal income tax return for the year for which reporting was due from starting. Because we do not maintain U.S. tax books and records, we do not expect to be able to furnish to any United States shareholders the information that may be necessary to comply with the shareholder’s reporting and taxpaying obligations under these rules. A U.S. investor should consult its advisors regarding the potential application of these rules to an investment in our equity shares, including the possibility that the investor may be treated as a “United States shareholder” as a result of direct, indirect or constructive ownership of our equity shares.

EXCHANGE RATE INFORMATION

The consolidated financial statements and other financial data included in this prospectus supplement or incorporated by reference herein are presented in Indian rupees. Azure Power Global Limited’s functional currency is the U.S. dollar, and its reporting currency is the Indian rupee. Azure Power Energy Limited is incorporated in Mauritius; it is a subsidiary of Azure Power Global Limited’s functional currency is U.S. dollar. Further, Azure Power India Limited, or AZI, and Azure Power Rooftop Private Limited, or APRPL, and their respective subsidiaries have their local country currencies as the functional currency. The translation from the applicable foreign currencies of AZI’s subsidiaries and Azure Power Energy Limited into Indian rupees is performed for balance sheet accounts using the exchange rate in effect as of the balance sheet date except for shareholders’ equity, preferred shares and certain debt, which are translated at the historical rates in effect at the dates of the underlying transactions. Revenue, expense and cash flow items are translated using average exchange rates for the respective period. U.S. dollar balances have been translated from Indian rupee amounts solely for the convenience of the readers.

The following table sets forth, for each of the periods indicated, the low, average, high and period-end noon buying rates in The City of New York for cable transfers, in Indian rupees per U.S. dollar, as certified for customs purposes by the Federal Reserve Bank of New York. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in preparation of our consolidated financial statements or elsewhere in this prospectus supplement or will use in the preparation of our periodic reports or any other information to be provided to you. We make no representation that any Indian rupee or U.S. dollar amounts referred to in this prospectus supplement could have been or could be converted into U.S. dollars or Indian rupees, as the case may be, at any particular rate or at all.

The following table sets forth information concerning exchange rates between INR and the US$ for the periods indicated:

	INR PER US$ NOON BUYING RATE
Period	Period End	Average(1)	Low	High
2012	54.86	53.41	48.65	57.13
2013	61.92	58.91	52.99	68.80
2014	63.04	61.21	58.30	63.67
2015	66.15	64.15	61.41	67.10
2016	67.92	67.16	66.05	68.86
2017	63.83	65.07	63.64	68.39
2018
January	63.58	63.65	63.38	64.01
February	65.20	64.43	63.93	65.20
March	65.11	65.05	64.83	65.24
April	66.50	65.67	64.92	66.92
May	67.40	67.51	66.52	68.38
June	68.46	67.79	66.87	68.81
July	68.54	68.69	68.42	69.01
August	71.00	69.63	68.37	71.00
September (through September 14, 2018)	71.87	72.03	71.58	72.69

Source: Federal Reserve Statistical Release

(1)

Averages for a period other than one month are calculated by using the average of the noon buying rate at the end of each month during the period. Monthly averages are calculated by using the average of the daily noon buying rates during the relevant month.

RECENT DEVELOPMENTS

In July 2018, we won a 600 megawatt (MW) solar power project through an auction conducted by Solar Energy Corporation of India, or SECI, a Government of India enterprise. The project is the largest solar auction in India to date, and it is also the first Interstate Transmission System grid-connected solar PV project to have been auctioned by SECI. Pursuant to the terms of our bid, we have received the letter of award and expect to sign a 25-year PPA with SECI to supply power at a tariff of INR 2.53 (~US$3.7 cents) per kWh. This project can be developed outside a solar park anywhere in India and is expected to be commissioned by 2020.

In August 2018, we won bids for the following projects:

•

A 5 MW rooftop solar power project in an auction conducted by New & Renewable Energy Development Corporation of Andhra Pradesh Ltd. Pursuant to the terms of our bid, we have received the letter of award for this project with a tariff of INR 3.64 and a list of additional eligible incentives. We expect to sign a 25-year PPA to provide power to various government buildings in Andhra Pradesh. We qualify for a capital incentive that would result in a weighted average levelized tariff of INR 4.57 (~US$6.7 cents) per kWh for this project.

•

A 300 MW Interstate Transmission System grid-connected solar PV project in an auction conducted by NTPC Limited, the Government of India’s largest power utility company, at a tariff of INR 2.59 (~US 3.8 cents) per kWh for 25 years. We have not yet received the letter of award for this project as of September 20, 2018. This project can be located anywhere in India, will likely be outside a solar park, and is expected to be completed in 2019.

•

11.2 MW and 600 KW rooftop solar power projects in auctions conducted by Madhya Pradesh Urja Vikas Nigam Limited (“MPUVNL”) and Indraprastha Power Generation Company Ltd. (“IPGCL”), respectively. Pursuant to the terms of our bid, we have received the letter of intent for the IPGCL project that listed a levelised tariff of INR 4.89, but have not yet received the letter of award for the MPUVNL project as of September 20, 2018 where we were announced as having won the bid with a tariff of INR 2.27. We expect to sign a 25-year power purchase agreement for these two projects to provide power to various government establishments in Madhya Pradesh and Delhi across approximately 600 project sites. We qualify for capital incentives that would result in a weighted average levelized tariff of INR 4.50 (~US$6.6 cents) per kWh for the MPUVNL project and a weighted average levelized tariff of INR 5.91 (~US$8.6 cents) per kWh for the IPGCL project.

Unaudited Condensed Financial Information

The following is a summary of our unaudited condensed consolidated statement of operations data for the three months ended June 30, 2017 and 2018, a summary of our unaudited condensed consolidated balance sheet data as of March 31, 2018 and June 30, 2018 and a summary of our unaudited condensed consolidated cash flow data for the three months ended June 30, 2017 and 2018. We have prepared this unaudited condensed consolidated financial information on the same basis as our audited consolidated financial statements and in accordance with United States generally accepted accounting principles. Results for the first quarter of our fiscal year ending March 31, 2019 may not be indicative of our full-year results for our full fiscal year or for future quarterly periods. See “Operating and Financial Review and Prospects” included in our Annual Report on Form 20-F and filed with the SEC on June 15, 2018, incorporated by reference in this prospectus supplement, for information regarding trends and other factors that may influence our results of operations.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months ended June 30,
	2017	2018	2018
	INR	INR	US$(1)
	(Unaudited)
	(in thousands, except per share data)
Operating revenues:
Sale of power	1,877,932	2,422,539	35,386
Operating costs and expenses:
Cost of operations (exclusive of depreciation and amortization shown separately below)	173,524	218,230	3,188
General and administrative	235,073	248,650	3,632
Depreciation and amortization	419,738	533,609	8,087

Total operating costs and expenses	828,335	1,020,489	14,907

Operating income	1,049,597	1,402,050	20,479

Other expenses:
Interest expense, net	839,639	1,073,440	15,680
Loss/(gain) on foreign currency exchange, net	(4,758)	204,226	2,983

Total other expenses	834,881	1,277,666	18,663

Income before income tax	214,716	124,384	1,816
Income tax benefit/(expense)	(7,859)	(94,581)	(1,382)

Net income	206,857	29,803	434

Less: Net (loss)/income attributable to non-controlling interest	36,746	21,780	318

Net income attributable to APGL	170,111	8,023	116

Accretion to redeemable non-controlling interests	(10,988)	—	—

Net income attributable to APGL equity shareholders	159,123	8,023	116

Net income per share attributable to APGL shareholders
Basic	6.14	0.31	—
Diluted	6.00	0.30	—
Weighted average number of equity shares
Basic	25,936,050	25,996,932
Diluted	26,502,283	26,910,175

Supplement information:
Adjusted EBITDA(2)	1,469,335	1,955,659	28,566

(1)

Translation of balances from INR to US$ in the condensed consolidated statement of operations is for the convenience of the reader and was calculated using a rate of US$1.00 = INR 68.46, which is the noon buying rate in New York City for cable transfer in non-U.S. currencies as certified for customs purposes by the Federal Reserve Bank of New York on June 29, 2018.

(2)

Adjusted EBITDA is a non-GAAP financial measure. We present Adjusted EBITDA as a supplemental measure of our performance. This measurement is not recognized in accordance with U.S. GAAP and should not be viewed as an alternative to U.S. GAAP measures of performance. The presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

Adjusted EBITDA

We define Adjusted EBITDA as net loss (income) plus (a) income tax expense, (b) interest expense, net, (c) depreciation and amortization and (d) loss (income) on foreign currency exchange. We believe Adjusted EBITDA is useful to investors in assessing our ongoing financial performance and provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of our operational profitability and that may obscure underlying business results and trends. However, this measure should not be considered in isolation or viewed as a substitute for net income or other measures of performance determined in accordance with U.S. GAAP. Moreover, Adjusted EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies due to potential inconsistencies in the methods of calculation.

Our management believes this measure is useful to compare general operating performance from period to period and to make certain related management decisions. Adjusted EBITDA is also used by securities analysts, lenders and others in their evaluation of different companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be highly dependent on a company’s capital structure, debt levels and credit ratings. Therefore, the impact of interest expense on earnings can vary significantly among companies. In addition, the tax positions of companies can vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the various jurisdictions in which they operate. As a result, effective tax rates and tax expense can vary considerably among companies.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations include:

•	it does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments or foreign exchange gain/loss;

•	it does not reflect changes in, or cash requirements for, working capital;

•	it does not reflect significant interest expense or the cash requirements necessary to service interest or principal payments on our outstanding debt;

•	it does not reflect payments made or future requirements for income taxes; and

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced or paid in the future and Adjusted EBITDA does not reflect cash requirements for such replacements or payments.

Investors are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis.

The table below sets forth a reconciliation of our Net income to Adjusted EBITDA for the periods indicated:

	Unaudited Three Months ended June 30,
	2017	2018	2018
	INR	INR	US$(a)
	(in thousands)
Net income	206,857	29,803	434
Income tax (benefit)/expense	7,859	94,581	1,382
Interest expense, net	839,639	1,073,440	15,680
Depreciation & amortization	419,738	553,609	8,087
Loss/(gain) on foreign currency exchange	(4,758)	204,226	2,983

Adjusted EBITDA	1,469,335	1,955,659	28,566

(a)	Refer to note (1) above.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	As of March 31,	As of June 30,
	2018 (INR)	2018 (INR)	2018 (US$)(1)
		(Unaudited)
	(in thousands, except per share data)
Assets
Current assets:
Cash and cash equivalents	8,346,526	7,707,137	112,579
Investments in available for sale securities	1,383,573	3,124,125	45,634
Restricted cash	2,406,569	2,491,890	36,399
Accounts receivable, net	2,223,455	2,865,920	41,863
Prepaid expenses and other current assets	1,114,482	1,134,384	16,570

Total current assets	15,474,605	17,323,456	253,045
Restricted cash	329,926	235,318	3,437
Property, plant and equipment, net	56,580,700	58,643,437	856,609
Software, net	39,802	41,960	613
Deferred income taxes	1,052,393	1,003,922	14,664
Investments in held-to-maturity securities	7,041	7,419	108
Other assets	499,653	3,274,026	47,824

Total assets	73,984,120	80,529,538	1,176,300

Liabilities and shareholders’ equity
Current liabilities:
Short-term debt	835,000	835,000	12,197
Accounts payable	1,521,854	1,674,257	24,456
Current portion of long-term debt	873,883	953,516	13,928
Income taxes payable	5,878	6,981	102
Interest payable	1,220,463	499,078	7,290
Deferred revenue	79,192	81,896	1,196
Other liabilities	611,598	496,757	7,256

Total current liabilities	5,147,868	4,547,485	66,425

Long-term debt	52,234,940	59,340,705	866,794
Deferred revenue	1,563,732	1,437,922	21,004
Deferred income taxes	892,138	1,202,995	17,572
Asset retirement obligations	356,649	397,048	5,800
Other liabilities	513,344	198,362	2,895

Total liabilities	60,708,671	67,124,517	980,490

Shareholders’ equity
Equity share (US$0.000625 par value; 25,996,932 and 25,996,932 shares issued and outstanding as of March 31, 2018 and June 30, 2018)	1,076	1,076	17
Additional paid-in capital	19,004,604	19,024,251	277,889
Accumulated deficit	(6,593,471)	(6,367,034)	(93,004)
Accumulated other comprehensive income (loss)	(294,672)	(432,964)	(6,324)

Total APGL shareholders’ equity	12,117,537	12,225,329	178,578
Non-controlling interest	1,157,912	1,179,692	17,232

Total shareholders’ equity	13,275,449	13,405,021	195,810

Total liabilities and shareholders’ equity	73,984,120	80,529,538	1,176,300

(1)

Translation of balances from INR to US$ in the condensed consolidated balance sheets is for the convenience of the reader and was calculated using a rate of US$1.00 = INR 68.46, which is the noon buying rate in New York City for cable transfer in non-U.S. currencies as certified for customs purposes by the Federal Reserve Bank of New York on June 29, 2018.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months ended June 30,
	2017	2018	2018
	INR	INR	US$(1)
	(Unaudited)
	(in thousands)
Net cash (used)/provided by operating activities	421,355	(749,647)	(10,950)
Net cash used in investing activities(2)	(4,033,396)	(4,195,954)	(61,291)
Net cash provided by financing activities	2,460,289	4,251,738	62,105

(1)

Translation of balances from INR to US$ in the condensed consolidated statement of cash flow is for the convenience of the reader and was calculated using a rate of US$1.00 = INR 68.46, which is the noon buying rate in New York City for cable transfer in non-U.S. currencies as certified for customs purposes by the Federal Reserve Bank of New York on June 29, 2018.

(2)

The Company adopted ASU 2016-18, Statement of Cash Flows effective April 1, 2018 with retrospective transition, which requires a statement of cash flows to present the change in restricted cash during the period as part of cash and cash equivalents and restate each prior reporting period presented. As a result, the Company no longer presents transfers between cash and restricted cash in the statement of cash flows. Cash used in investing activities prior to adoption of the ASU was INR 3,316,910 and INR 4,186,667 (US$61,155) for the three months ended June 30, 2017 and 2018.

Results of Operations for the Three Months ended June 30, 2018

Compared to the Three Months ended June 30, 2017

Operating Revenues

Operating revenues during the three months ended June 30, 2018 increased by INR 544.6 million, or 29%, to INR 2,422.5 million (US$35.4 million), compared to the same period in 2017. The principal reasons for the increase in revenue were (i) the operation during the entire three month period ended June 30, 2018 of the Andhra Pradesh 2 and Uttar Pradesh 2 solar power projects, which commenced operations on various dates during the comparable period in 2017 that contributed incremental operating revenue of INR 173.1 million, and INR 94.2 million, respectively, and (ii) the operation of Telangana 1 project, which commenced operations during the three months ended March 31, 2018 and contributed incremental operating revenue of INR 210.9 million. In addition, the Uttar Pradesh 3 and Andhra Pradesh 3 projects commenced operations in the three months ended June 30, 2018 and contributed incremental operating revenue of INR 25.3 million and INR 17.0 million, respectively.

In May 2014, the Financial Accounting Standards Board issued revised accounting guidance for revenue recognition from contracts with customers. We adopted this revised accounting guidance for interim and annual reporting periods beginning April 1, 2018 using the modified retrospective method, and as a result our revenue increased by INR 9.4 million (US$1.4 million).

Cost of Operations (Exclusive of Depreciation and Amortization)

Cost of operations during the three months ended June 30, 2018 increased by INR 44.7 million, or 26%, to INR 218.2 million (US$3.2 million), compared to the same period in 2017. The increase was primarily due to increased plant maintenance costs related to newly operational projects of INR 44.6 million.

General and Administrative Expenses

General and administrative expenses during the three months ended June 30, 2018 increased by INR 13.6 million, or 6%, to INR 248.7 million (US$3.6 million), compared to the same period in 2017. The general and administrative expenses did not increase significantly because of the economies of scale we achieved in our operations during the three months ended June 30, 2018, as compared to the same period in 2017.

Depreciation and Amortization

Depreciation and amortization expenses during the three months ended June 30, 2018 increased by INR 133.9 million, or 32%, to INR 553.6 million (US$8.1 million), compared to the same period in 2017. The primary reasons for the increase in depreciation were capitalization of the Andhra Pradesh 2 and Uttar Pradesh 2 solar power projects, which commenced operations on various dates during the comparable period in 2017 and resulted in additional depreciation of INR 32.1 million, and INR 21.1 million, respectively, as well as the Telangana 1 project, which commenced operations during the three months ended March 31, 2018 and resulted in an additional depreciation of INR 44.2 million. In addition, the Uttar Pradesh 3 and Andhra Pradesh 3 projects commenced operations in the three months ended June 30, 2018 and resulted in additional depreciation of INR 16.1 million and INR 12.8 million, respectively.

Interest Expense, Net

Net interest expense during the three months ended June 30, 2018 increased by INR 233.8 million, or 28%, to INR 1,073.4 million (US$15.7 million), compared to the same period in 2017.

Interest expense during the three months ended June 30, 2018 increased by INR 291.0 million, or 29%, to INR 1,285.7 million (US$18.8 million). This is primarily on account of an increase of INR 284.1 million in interest expense due to borrowings for newly commissioned projects, particularly the Andhra Pradesh 2, Uttar Pradesh 2, Uttar Pradesh 3, Andhra Pradesh 3, and Telangana 1 solar power projects.

Interest income during the three months ended June 30, 2018 increased by INR 57.2 million, or 37%, to INR 212.3 million (US$3.1 million) compared to the same period in 2017 primarily as a result of an increase in income on term deposits and short-term investments during the period.

Loss/(Gain) on Foreign Currency Exchange (net)

Foreign exchange loss during the three months ended June 30, 2018 amounted to INR 204.2 million (US$3.0 million) compared to a foreign exchange gain of INR 4.8 million (US$ 0.1 million) in the same period in 2017.

The Indian rupee depreciated against the U.S. dollar by INR 3.6 to US$1.00 (5.5%) during the period from March 31, 2018 to June 30, 2018. This depreciation resulted in a foreign exchange loss of INR 204.2 million (US$3.0 million) during the three months ended June 30, 2018, compared to a gain of INR 4.8 million during the same period in 2017. This depreciation resulted in an increase in unrealized foreign exchange loss of INR 210.8 million on foreign currency loans and an unrealized loss of INR 29.2 million on foreign currency option contracts used to hedge our foreign currency exposure. We recorded realized gains on foreign currency option contracts of INR 44.7 million, which was partially offset by a realized loss on foreign currency exchange of INR 8.8 million during the three months ended June 30, 2018.

Income Tax Expense/(Benefit)

Income tax expense during the three months ended June 30, 2018 increased by INR 86.7 million to INR 94.6 million (US$1.4 million) compared to the same period in 2017. Our effective income tax rate for the three months ended June 30, 2018 was 28.78% as compared to 3.66% for the same period in 2017. The increase in our income tax expense and our effective tax rate in the three months ended June 30, 2018 was a result of higher taxable profits generated by AZI, which provides certain engineering, procurement and construction services to its Indian subsidiaries. We pay taxes on taxable profits at the individual entity level, in accordance with the tax rates in the relevant jurisdictions. The taxable profits of AZI and certain of our Indian and non-Indian subsidiaries result from services provided by these entities to our other subsidiaries and are taxed at the applicable tax rates in the jurisdiction of the entity providing the services. These inter-company transactions and profits are eliminated during consolidation, while the related income tax expense is not eliminated. Furthermore, a portion of our Indian operations qualifies for a tax holiday related to their operating income attributable to undertakings, as defined, in operating solar power plants under section 80-IA of the Indian Income Tax Act, 1961. These holidays are available for a period of ten consecutive years out of the 15 years beginning from the year in which the undertaking first generates power (referred to as the tax holiday period). We anticipate that we will claim the aforesaid holidays in the last ten years out of 15 years beginning with the year in which we generate power and when we have taxable income. Accordingly, our current operations are taxable at the normally applicable tax rates. Due to these tax holiday periods, a substantial portion of the temporary differences between the book and tax basis of our assets and liabilities do not have any tax consequences as they are expected to reverse within the applicable tax holiday period.

Liquidity and Capital Resources

Azure Power Global Limited, on a standalone basis, does not generate cash from operations in order to fund its expenses. Restrictions on the ability of our subsidiaries to pay us cash dividends as a result of certain regulatory and contractual restrictions may make it impracticable to use such dividends as a means of funding the expenses of Azure Power Global Limited.

Our principal liquidity requirements are to finance current operations, service our debt and support our growth in India. We will continue to use capital in the future to finance the construction of solar power plants. Our operations largely rely on project-level long-term borrowings, proceeds from issuance of Green Bonds, proceeds from issuance of common stock, compulsorily convertible preferred shares and compulsorily convertible debentures, non-convertible debentures, non-convertible debentures and internally generated cash flows to meet capital expenditure requirements. As a normal part of our business and depending on market conditions, we will from time to time consider opportunities to repay, redeem, repurchase or refinance our indebtedness. Changes in our operating plans, lower than anticipated electricity sales, increased expenses or other events may cause us to seek additional debt or financing in future periods. There can be no guarantee that financing will be available on acceptable terms or at all. Debt financing, if available, could impose additional cash payment obligations, additional covenants and operating restrictions. Future financings could result in the dilution of our existing shareholding. In addition, any of the items discussed in detail under “Risk Factors” in this prospectus supplement and in our Annual Report on Form 20-F may also significantly impact our liquidity.

Liquidity Position

As of June 30, 2018, our liquidity was INR 10,831.3 million (US$158.2 million), which was comprised of cash, cash equivalents and current investments. As of June 30, 2018, we were carrying cash and short-term investments of INR 10,684.4 million (US$156.1 million) held by our subsidiaries, which are not readily available to Azure Power Global Limited.

We also have commitments from financial institutions that we can draw upon in the future once specific funding criteria has been achieved. As of June 30, 2018, we have such undrawn project debt commitments amounting to INR 12,630.0 million (US$184.5 million) under project-level financing arrangements, all which have floating interest rates. In addition to the loan facilities described under “Operating and Financial Review and Prospectus—Liquidity and Capital Resources—Liquidity Position” in our Annual Report on Form 20-F, in

May 2018 we obtained a line of credit to finance our solar rooftop projects in an aggregate amount of US$135 million from a consortium of development finance institutions, including the International Finance Corporation, FMO, Société de Promotion et de Participation pour la Coopération Economique and Oesterreichische Entwicklungsbank AG.

Our financing arrangements as of June 30, 2018 consisted of project-level financing arrangements and other borrowings.

The table below summarizes certain terms of our project-level financing arrangements as of June 30, 2018:

Name of Project	Outstanding Principal Amount		Type of Interest		Currency	Maturity Date(2)
	INR	US$(1)
	(in thousands)
Punjab 1	174,000	2,542	Fixed		INR	2022
Punjab 2	1,699,000	24,817	Fixed		INR	2022
Gujarat 1	927,560	13,549	Fixed		INR	2022
Rajasthan 1	757,324	11,062	Fixed		US$	2028
Rajasthan 2	3,287,121	48,015	Fixed		US$	2031
Uttar Pradesh 1	453,050	6,618	Fixed		INR	2022
Karnataka 1	498,033	7,275	Fixed		INR	2022
Rajasthan 3.1	867,000	12,664	Fixed		INR	2022
Rajasthan 3.2	1,699,530	24,825	Fixed		INR	2022
Rajasthan 3.3	1,774,718	25,923	Fixed		INR	2022
Rajasthan 4	236,000	3,447	Fixed		INR	2022
Punjab 3.1 and 3.2	1,473,716	21,527	Floating		INR	2034
Chhattisgarh 1.1,1.2 & 1.3	1,425,050	20,816	Floating		INR	2029
Bihar 1	438,767	6,409	Fixed		INR	2022
Karnataka 2	493,258	7,205	Floating		INR	2032
Andhra Pradesh 1	2,508,312	36,639	Fixed		INR	2022
Karnataka 3.1	6,482,440	94,689	Fixed		INR	2022
Karnataka 3.2	1,363,990	19,924	Fixed		INR	2022
Karnataka 3.3	1,330,264	19,432	Fixed		INR	2022
Punjab 4	5,810,000	84,867	Fixed		INR	2022
Maharashtra 1.1 & 1.2	356,625	5,209	Floating		INR	2032
Uttar Pradesh 2	2,067,000	30,193	Floating		INR	2034
Telangana 1	4,610,000	67,339	Fixed		INR	2022
Andhra Pradesh 2	5,661,240	82,694	Floating		INR	2036
Uttar Pradesh 3	1,614,100	23,577	Floating		INR	2034
Andhra Pradesh 3	2,287,200	33,409	Floating		INR	2034
Gujarat 2	4,674,908	68,287	Floating		INR	2019-21
Rooftop Projects(3)	949,929	13,876	Floating	(4)	INR	2022-31

Total(5)	55,920,135	816,829

(1)

Translation of INR to US$ is for the convenience of the reader and was calculated using a rate of US$ 1.00 = INR 68.46, which is the noon buying rate in New York City for cable transfer in non-U.S. currencies as certified for customs purposes by the Federal Reserve Bank of New York on June 29, 2018.

(2)	These loans are repayable on a quarterly or semi-annual basis.
(3)	Rooftop projects includes DLF Ltd. (total), Uttar Pradesh Rooftop 1, Delhi Rooftop 1, Delhi Rooftop 2, Delhi Rooftop, Gujrat Rooftop, Punjab Rooftop 2, Delhi Rooftop 4 and Oberoi Rooftop.
(4)	Except for Punjab Rooftop 2, which has a fixed rate of interest,

(5)

Total project debt includes ancillary cost of borrowings of INR 942.8 million (US$13.8 million), but excludes debt amounting to INR 6,151.9 million (US$89.9 million) of Azure Power India Limited, Azure Power Solar Energy Private Limited and Azure Power Energy Limited that is not related to specific projects.

Sources of Liquidity

Our ability to meet our debt service obligations and other capital requirements will depend on our future operating performance which, in turn, will be subject to general economic, financial, business, competitive, legislative, regulatory and other conditions, many of which are beyond our control.

Uses of Liquidity

Our principal requirements for liquidity and capital resources can be categorized into investment for developing solar power plants and debt service obligations. Generally, once operational, our solar power generation assets do not require significant capital expenditures to maintain their operating performance.

Capital Expenditures

As of June 30, 2018, we operated 37 utility-scale projects and several commercial rooftop projects with a combined rated capacity of 1,011 MW. As of such date, we were also constructing several projects with a combined rated capacity of 333 MW.

Our capital expenditure requirements consist of:

(i)	Expansion capital expenditures for new projects; and

(ii)	Working capital expenditures for building the pipeline of projects for coming year(s).

Expansion capital expenditures also include interest expense associated with borrowings used to fund expansion during the construction phase of our projects. We intend to build or acquire new projects after the completion of this offering.

Our capital expenditures comprised addition to property, plant and equipment of INR2,619.0 million (US$38.2 million) during the three months ended June 30, 2018, primarily, for the Uttar Pradesh 3, Andhra Pradesh 3, Gujarat 2, Indian railways rooftop 1 and other commercial rooftop projects.

Cash Flow Discussion

We use traditional measures of cash flow, including net cash provided by operating activities, net cash used in investing activities and net cash provided by financing activities, as well as cash available for distribution to evaluate our periodic cash flow results.

Cash and cash equivalents include cash on hand, demand deposits with banks, term deposits and all other highly liquid investments purchased with an original maturity of three months or less at the date of acquisition and that are readily convertible to cash. It does not include restricted cash, which consists of cash balances restricted as to withdrawal or usage and cash used to collateralize bank letters of credit supporting the purchase of equipment for solar power plants, bank guarantees issued in relation to the construction of the solar power plants within the timelines stipulated in PPAs and for certain debt service reserves required under our loan agreements.

Operating Activities

During the three months ended June 30, 2018, we used INR 749.7 million (US$11.0 million) of cash from operating activities. This cash outflow primarily resulted from changes in operating assets and liabilities, including a decrease in interest payable of INR 721.4 million, primarily due to the repayment of INR 1,412.0 million of interest accrued since August 2017 on the solar green bonds issued by the Company in August 2017, an increase in accounts receivable of INR 642.5 million, an increase in other assets of INR 366.1 million and a decrease in other liabilities of INR 165.5 million. These outflows were partially offset by net income during the three months ended June 30, 2018 of INR 29.8 million (US$0.4 million), increased by non-cash items including depreciation and amortization of INR 553.6 million, the amortization of cashflow hedges of INR 248.0 million and foreign exchange loss of INR 204.2 million.

During the three months ended June 30, 2017, we generated INR 421.4 million of cash from operating activities. This cash inflow primarily resulted from net income during the three months ended June 30, 2017 of INR 206.9 million increased by non-cash item including depreciation and amortization of INR 419.7 million, partially offset by changes in operating assets and liabilities, including an INR 164.8 million increase in accounts receivable, INR 179.5 million increase in prepaid and other current assets, and a decrease in accounts payable by INR 128.2 million.

Investing Activities

During the three months ended June 30, 2018, we used INR 4,196.0 million (US$61.3 million) for investing activities. This cash outflow was primarily due to INR 2,490.3 million incurred on purchases of additional property, plant and equipment for construction of Uttar Pradesh 3, Andhra Pradesh 3, Gujarat 2, Indian railways rooftop 1 and other commercial rooftop projects as well as a net increase in cash invested in short term available-for-sale securities of INR 1,705.6 million.

During the three months ended June 30, 2017, we used INR 4,033.4 million for investing activities. This cash outflow was primarily due to INR 5,254.9 million incurred on purchases of additional property, plant and equipment for construction of Andhra Pradesh 2, Uttar Pradesh 2, Telangana 1 and other rooftop solar power projects, partially offset by the net proceeds of the sale of available-for-sale securities of INR 1,228.3 million.

Financing Activities

During the three months ended June 30, 2018, we generated INR 4,251.7 million (US$62.1 million) from financing activities. This cash inflow was primarily from new loan proceeds of INR 4,392.3 million raised in the form of term loans from banks for our Uttar Pradesh 3, Andhra Pradesh 3, Gujarat 2, Indian railways rooftop 1 and other commercial rooftop projects, partially offset by INR 140.6 million for repayment of loans during the period.

During the three months ended June 30, 2017, we generated INR 2,460.3 million from financing activities. This cash inflow was primarily from new loan proceeds of INR 2,803.6 million in the form of term loans from banks for our Uttar Pradesh 2, Uttar Pradesh 3, Andhra Pradesh 3 and certain rooftop solar power plants, partially offset by INR 419.6 million in repayment of loans.

Power Purchase Agreements

The material terms of the PPAs we have entered into and bids we have won as of August 31, 2018 are summarized in the following table.

Project Names	Commercial Operation Date(1)	PPA Capacity (MW)	Tariff (INR/kWh)		Offtaker	Duration of PPA in Years
Operational—Utility
Punjab 1	Q4 2009	2	17.91		NTPC Vidyut Vyapar Nigam Limited	25
Punjab 2.1	Q3 2014	15	7.67		Punjab State Power Corporation Limited	25
Punjab 2.2	Q4 2014	15	7.97		Punjab State Power Corporation Limited	25
Punjab 2.3	Q4 2014	4	8.28		Punjab State Power Corporation Limited	25
Karnataka 1	Q1 2015	10	7.47		Bangalore Electricity Supply Company Limited	25
Uttar Pradesh 1	Q1 2015	10	8.99		Uttar Pradesh Power Corporation Limited	12
Gujarat 1.1	Q2 2011	5	15.00	(3)	Gujarat Urja Vikas Nigam Limited	25
Gujarat 1.2	Q4 2011	5	15.00	(3)	Gujarat Urja Vikas Nigam Limited	25
Rajasthan 1	Q4 2011	5	11.94		NTPC Vidyut Vyapar Nigam Limited	25
Rajasthan 2.1	Q1 2013	20	8.21		NTPC Vidyut Vyapar Nigam Limited	25
Rajasthan 2.2	Q1 2013	15	8.21		NTPC Vidyut Vyapar Nigam Limited	25
Rajasthan 3.1	Q2 2015	20	5.45	(2)	Solar Energy Corporation of India	25
Rajasthan 3.2	Q2 2015	40	5.45	(2)	Solar Energy Corporation of India	25
Rajasthan 3.3	Q2 2015	40	5.45	(2)	Solar Energy Corporation of India	25
Chhattisgarh 1.1	Q2 2015	10	6.44		Chhattisgarh State Power Distribution Company Ltd	25
Chhattisgarh 1.2	Q2 2015	10	6.45		Chhattisgarh State Power Distribution Company Ltd	25
Chhattisgarh 1.3	Q3 2015	10	6.46		Chhattisgarh State Power Distribution Company Ltd	25
Rajasthan 4	Q4 2015	5	5.45	(2)	Solar Energy Corporation of India	25
Delhi 1.1	Q4 2015	2	5.43	(2)	Solar Energy Corporation of India	25
Karnataka 2	Q1 2016	10	6.66		Bangalore Electricity Supply Company Limited	25
Andhra Pradesh 1	Q1 2016	50	6.25	(3)	Southern Power Distribution Com of AP Ltd	25
Punjab 3.1	Q1 2016	24	7.19		Punjab State Power Corporation Limited	25
Punjab 3.2	Q1 2016	4	7.33		Punjab State Power Corporation Limited	25
Bihar 1	Q3 2016	10	8.39		North & South Bihar Power Distribution Company Ltd	25

(1)

Refers to the applicable quarter of the calendar year. There can be no assurance that our projects under construction and our committed projects will be completed on time or at all. See “Risk Factors—Risks Related to Us and Our Industry” in our Annual Report on Form 20-F.

(2)	Projects are supported by viability gap funding in addition to the tariff.
(3)	Current tariff, subject to escalation/change, as per PPA.

Project Names	Commercial Operation Date(1)		PPA Capacity (MW)	Tariff (INR/kWh)	Offtaker	Duration of PPA in Years
Operational—Utility
Punjab 4.1(4)	Q4 2016		50	5.62	Punjab State Power Corporation Limited	25
Punjab 4.2(4)	Q4 2016		50	5.63	Punjab State Power Corporation Limited	25
Punjab 4.3(4)	Q4 2016		50	5.64	Punjab State Power Corporation Limited	25
Karnataka 3.1	Q1 2017		50	6.51	Chamundeshwari Electricity Supply Company	25
Karnataka 3.2	Q1 2017		40	6.51	Hubli Electricity Supply Company Limited	25
Karnataka 3.3	Q1 2017		40	6.51	Gulbarga Electricity Supply Company Limited	25
Maharashtra 1.1	Q1 2017		2	5.50(2)	Ordnance Factory, Bhandara	25
Maharashtra 1.2	Q1 2017		5	5.31	Ordnance Factory, Ambajhari	25
Andhra Pradesh 2	Q2 2017		100	5.12	NTPC Limited	25
Uttar Pradesh 2	Q2—Q3 2017		50	4.78	NTPC Limited	25
Telangana 1	Q1 2018		100	4.67	NTPC Limited	25
Uttar Pradesh 3	Q2 2018		40	4.43(2)	Solar Energy Corporation of India	25
Andhra Pradesh 3	Q2 2018		50	4.43(2)	Solar Energy Corporation of India	25
Total Operational Capacity—Utility	—		968
Total Operational Capacity—C&I	2013—Q3 2018		43	6.50	Various	25
Total Operational			1,011
Under Construction
Gujarat 2	Q1 2019	(3)	260	2.67	Gujarat Urja Vikas Nigam Limited	25
Indian Railways Rooftop 1	Q4 2018	(3)	15	6.19(5)	Railway Energy Management Company Limited	25
SECI Rooftop 1	Q4 2018	(3)	39	4.65(5)	Solar Energy Corporation of India	25
Other Rooftop Projects	Q3—Q4 2018	(3)	19	5.72(5)	Various	25
Total Capacity Under Construction			333

(1)

Refers to the applicable quarter of the calendar year. There can be no assurance that our projects under construction and our committed projects will be completed on time or at all. See “Risk Factors—Risks Related to Us and Our Industry” in our Annual Report on Form 20-F.

(2)	Projects are supported by viability gap funding, in addition to the tariff.
(3)	Expected commissioning date.
(4)	Hanwha Energy Corporation Singapore Pte. Ltd. holds a non-controlling interest.
(5)	Includes project with capital incentives.

Project Names	Commercial Operation Date(1)		PPA Capacity (MW)	Tariff (INR/kWh)		Offtaker	Duration of PPA in Years(3)
Committed—Utility
Karnataka 4.1	Q1 2019	(2)	50	2.93		Bangalore Electricity Supply Company	25#
Karnataka 4.2	Q1 2019	(2)	50	2.93		Hubli Electricity Supply Company Limited	25#
Rajasthan 5	Q2 2019	(2)	200	2.48		Solar Energy Corporation of India	25#
Assam 1	Q4 2019	(2)	90	3.34		Assam Power Distribution Company	25#
Maharashtra 2	Q1 2020	(2)	200	3.07		Maharashtra State Power Generation Company	25#
Maharashtra 3	Q3 2019	(2)	130	2.72		Maharashtra State Electricity Distribution Company Limited	25#
SECI 1	Q4 2020	(2)	600	2.53		Solar Energy Corporation of India	25#
NTPC 1	Q4 2019	(2)	300	2.59		NTPC Limited	25
Committed Capacity—Utility	—		1,620
Committed—C&I
Indian Railways Rooftop 2	Q3 2018	(2)	20	4.88	(4)	Railway Energy Management Company Limited	25#
SECI Rooftop 1	Q4 2018	(2)	11	4.65	(4)	Solar Energy Corporation of India	25#
Indian Railways Rooftop 3	Q1 2019	(2)	30	4.74	(4)	Railway Energy Management Company Limited	25#
Other Rooftop Projects	Q4 2018—Q2 2019	(2)	28	4.73	(4)	Various	25#
Committed Capacity—C&I			89			—	—
Total Committed Pipeline			1,709
Total Portfolio			3,053

(1)

Refers to the applicable quarter of the calendar year. There can be no assurance that our projects under construction and our committed projects will be completed on time or at all. See “Risk Factors” in our Annual Report on Form 20-F and this prospectus supplement.

(2)	Expected commissioning date.
(3)

The presence of the symbol # denotes we have either signed a PPA or received a letter of award for the project. An absence of the symbol # denotes that the project has been won through a competitive auction but a letter of award or PPA has not been signed.

(4)	Includes capital incentives as levelized tariffs.

Key Metrics

We regularly review a number of specific metrics, including the following key operating and financial metrics, to evaluate our business performance, identify trends affecting our business and make strategic decisions.

Key metrics	Unit of Measurement	Three months ended June 30, 2017	Three months ended June 30, 2018
Electricity generation(1)	kWh in millions	290	401
Revenue(2)	INR in millions	1,877.9	2,422.5
Revenue(3)	US$ in millions	27.4	35.4
Cost per MW operating	INR in millions	49.7	44.3
MW operating	MW	771	1,011
MW committed	MW	298	1,130
MW operating and committed	MW	1,069	2,141

(1)

Electricity generation represents the actual amount of power generated by our solar power plants over the reporting period and is the product of plant load factor during the reporting period and the average megawatts operating.

(2)	Revenue consists of sale of power.
(3)

Translation of INR to US$ is for the convenience of the reader and was calculated using a rate of US$1.00 = INR 68.46, which is the noon buying rate in New York City for cable transfer in non-U.S. currencies as certified for customs purposes by the Federal Reserve Bank of New York on June 29, 2018.

Factors that most significantly directly or indirectly affect our overall growth and results of operations, or that cause our historical financial information not to be indicative of future operating results or financial condition, include, but are not limited to, the Indian government’s targets for solar capacity addition and the decline in solar module prices. In 2015, the Indian government revised its target for solar capacity from 20GW by 2022 to 100GW by 2022. The solar capacity addition continues to gain momentum in India and accounted for 6.3% of India’s capacity mix as of March 31, 2018. India’s installed solar capacity was 23GW as of July 2018. While this trend may lead to us winning more megawatts per year compared to prior years, it will also require us to raise additional funding sources if we are to grow in line with these trends.

Operating Metrics

Megawatts Operating and Megawatts Committed

We measure the rated capacity of our plants in megawatts. Rated capacity is the expected maximum output that a solar power plant can produce without exceeding its design limits. We believe that tracking the growth in aggregate megawatt rated capacity is a measure of the growth rate of our business.

Megawatts Operating represents the aggregate cumulative megawatt rated capacity of solar power plants that are commissioned and operational as of the reporting date.

Megawatts Committed represents the aggregate megawatt rated capacity of solar power plants pursuant to customer PPAs signed or allotted or where we have been declared as the winning bidder, but not commissioned and operational as of the reporting date.

The following table represents the megawatts operating and megawatts committed as of the end of the respective periods presented:

	As of June 30,
	2017	2018
Megawatts Operating	771	1,011
Megawatts Committed	298	1,130

Megawatts Operating and Committed	1,069	2,141

Our ability to commission plants and make them operational will depend on, among other things, our ability to acquire the required land for the new capacity (on lease or direct purchase), raising adequate project financing and working capital, the growth of the Indian power market in line with current government targets, our ability to maintain our market share of India’s installed capacity as competition increases, the need to further strengthen our operations team to execute the increased capacity, and the need to further strengthen our systems and processes to manage the ensuing growth opportunities, as well as the other risks and challenges discussed under the caption “Risk Factors” in our Annual Report on Form 20-F.

Electricity Generation

Electricity generation represents the actual amount of power generated by our solar power plants over the reporting period and is the product of reporting period plant load factor and the average megawatts operating. This is a measure of the periodic performance of our solar power plants.

	Three months ended June 30,
	2017	2018
Electricity Generation (kilowatt hours in millions)	290	401

Financial Metrics

Project Cost per Megawatt Operating

Project cost per megawatt operating consists of solar photovoltaic panels, inverters, balance of plant equipment, freehold land or leasehold land, capitalizable financing costs, and installation costs incurred for operating one megawatt of new solar power plant capacity during the reporting period. It is an indicator of our strong engineering, procurement and construction capabilities, market cost of material and our ability to procure such material at competitive prices. The project cost per megawatt operating for the three months ended June 30, 2018 decreased by INR 5.4 million (US$0.08 million) to INR 44.3 million (US$0.65 million), as compared to the same period in 2017. The project cost per megawatt decreased during the period primarily due to reduction in solar module prices for the projects commissioned during the period and efficiencies in plant equipment costs.

Nominal Contracted Payments

Our PPAs create long-term recurring customer payments. Nominal contracted payments equal the sum of the estimated payments that the customer is likely to make, subject to discounts or rebates, over the remaining term of the PPAs. When calculating nominal contracted payments, we include those PPAs for projects that are operating or committed. To calculate the nominal contracted payments, we multiply the contract price per kilowatt hour as per the respective PPA by the estimated annual energy output for the remaining life of the PPA period. In estimating the nominal contracted payments, we multiply the PPA contract price per kilowatt hour by the estimated annual energy output for all solar projects committed and operating as of the reporting date. The estimated annual energy output of our solar projects is calculated using power generation simulation software and validated by independent engineering firms. The main assumption used in the calculation is the project location, which enables the software to derive the estimated annual energy output from certain metrological data, including the temperature, wind speed and solar radiation based on the project location. Our power generation simulation software calculates the estimated annual energy output by using the following formula:

E = A * r * H * PR

E = Energy (kWh)

A = Total solar panel Area (m²)

r = Solar panel efficiency (%)

H = Annual global radiation at collector plane

PR = Performance ratio, coefficient for losses (range between 0.5 and 0.95)

Performance ratio is a quantity which represents the ratio of the effectively produced (used) energy to the energy which would be produced by a “perfect” system continuously operating at standard test condition under the same radiation, taking into account losses such as array losses (shadings, incident angle modifier, photovoltaic conversion, module quality, mismatch and wiring) and system losses (inverter efficiency, transformer efficiency and transmission losses).

The calculation of the estimated annual energy output also takes into account the total rated capacity of all the solar panels to be installed for the remaining life of the PPA, net of the annual estimated decrease in rated capacity based on technology installed. The decrease in rated capacity includes various losses caused by soiling, temperature changes, inverter and transformer inefficiency, incidence angle, wire, shading and mismatch losses. The technology used for each project is assessed based on geographical conditions of the project, cost economics and the availability of such technology for construction. We assume an annual decrease in rated capacity ranging from 0.5% to 0.7% depending on the technology used, which is based on the specifications given by the manufacturer of the solar panels.

To calculate nominal contracted payments for committed projects, we assume a 50% probability of achieving the generation numbers projected by the power generation software, which is net of the annual estimated decrease in rated capacity based on the technology installed. For operating projects, instead of the formula described above, we use the actual full-year energy generated net of the annual estimated decrease in rated capacity based on the technology installed. We have used this method of calculation since the inception of all projects, including scheduled price changes where applicable.

If we were to receive government grants under any PPA, such grants would be included as nominal contracted payments in the period when received. We account for Viability Gap Funding, or VGF, as an income-type government grant. The proceeds received from VGF grants upon fulfilment of certain conditions are initially recorded as deferred revenue. This deferred VGF revenue is recognized as sale of power in proportion to (x) the actual sale of solar energy kilowatts during the period to (y) the total estimated sale of solar energy kilowatts during the tenure of the applicable PPA pursuant to our revenue recognition policy.

Nominal contracted payments are a forward-looking number, and we use judgment in developing the assumptions used to calculate it. Those assumptions may not prove to be accurate over time. Underperformance of the solar power plants, payment defaults by our customers or other factors described under “Risk Factors” in our Annual Report on Form 20-F filed on June 15, 2018 could cause our actual results to differ materially from our calculation of nominal contracted payments.

The following table sets forth, with respect to our PPAs, the aggregate nominal contracted payments and total estimated energy output as of the reporting dates. These nominal contracted payments have not been discounted to arrive at the present value.

	As of June 30,
	2017	2018
	INR	INR	US$
Nominal contracted payments (in thousands)	253,438,388	399,905,032	5,841,441
Total estimated energy output (kilowatt hours in millions)	44,358	97,192

Nominal contracted payments increased from June 30, 2017 to June 30, 2018 as a result of our entering into additional PPAs.

Over time, we have seen a trend towards a decline in the Central Electricity Regulatory Commission benchmark tariff for solar power procurement. For fiscal year 2011, the Central Electricity Regulatory Commission benchmark tariff for solar power procurement was INR 17.91 per kilowatt hour. It was reduced to INR 10.39 per kilowatt hour for fiscal year 2013, which was further reduced to INR 7.72 per kilowatt hour for fiscal year 2016, INR 5.68 per kilowatt hour for fiscal year 2017 and is proposed to be reduced to INR 3.53 per kilowatt hour for fiscal year 2019. The overall trend of solar power tariffs is that the tariffs are declining in line with solar module prices.

Portfolio Revenue Run-Rate

Portfolio revenue run-rate equals our annualized payments from customers extrapolated based on the operating and committed capacity as of the reporting date. In estimating the portfolio revenue run-rate, we multiply the PPA contract price per kilowatt hour by the estimated annual energy output for all operating and committed solar projects as of the reporting date. The estimated annual energy output of our solar projects is calculated using power generation simulation software and validated by independent engineering firms. The main assumption used in the calculation is the project location, which enables the software to derive the estimated annual energy output from certain metrological data, including the temperature, wind speed and solar radiation based on the project location. Our power generation simulation software calculates the estimated annual energy output by using the formula described above.

The calculation of the estimated annual energy output also takes into account the total rated capacity of all the solar panels to be installed for the remaining life of the PPA, net of the annual estimated decrease in rated capacity based on technology installed. The decrease in rated capacity includes various losses caused by soiling, temperature changes, inverter and transformer inefficiency, incidence angle, wire, shading and mismatch losses.

To calculate portfolio revenue run-rate for committed projects, we assume a 50% probability of achieving the generation numbers projected by the power generation software, which is net of the annual estimated decrease in rated capacity based on the technology installed. For operating projects, instead of the formula described above, we use the actual full year energy generated net of the annual estimated decrease in rated capacity based on the technology installed. We have used this method of calculation since the inception of all projects, including scheduled price changes where applicable.

Portfolio revenue run-rate is a forward-looking number, and we use judgment in developing the assumptions used to calculate it. Those assumptions may not prove to be accurate over time. Underperformance of the solar power plants or other factors described under the heading “Risk Factors” in our Annual Report on Form 20-F could cause our actual results to differ materially from our calculation of portfolio revenue run-rate.

The following table sets forth, with respect to our PPAs, the aggregate portfolio revenue run-rate and estimated annual energy output as of the reporting dates. The portfolio revenue run-rate has not been discounted to arrive at the present value.

	As of June 30,
	2017	2018
	INR	INR	US$
Portfolio revenue run-rate (in thousands)	11,005,761	17,538,553	256,187
Estimated annual energy output (kilowatt hours in millions)	1,921	4,200

Portfolio revenue run-rate increased by INR 6,532.8 million (US$95.4 million) to INR 17,538.6 million (US$256.2 million) as of June 30, 2018, as compared to June 30, 2017, due to an increase in operational and committed capacity. As of August 31, 2018, we had INR 23,851.7 million (US$348.4 million), of portfolio revenue run-rate.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $             million, based on a public offering price of $             per equity share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise in full their option to purchase additional equity shares, we estimate that we will receive net proceeds from the offering of approximately $             million, based on a public offering price of $             per equity share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We currently intend to use the net proceeds from this offering to fund the purchase by Azure Power Global Limited, or APGL, of equity shares to be issued by Azure Power India Private Limited, or AZI, and Azure Power Rooftop Private Limited, or APRPL, and to fund operating expenses of APGL. To the extent the underwriters exercise their option to purchase additional equity shares, the net proceeds from the sale of the additional equity shares will be used to purchase additional equity shares of AZI or APRPL.

Net proceeds to be received by AZI and APRPL from Azure Power Global Limited as described above are intended to be used for our growth capital requirement, for new project development and other general corporate purposes. AZI and APRPL currently intend to hold the proceeds from the purchase of its equity shares by APGL in short-term, interest-bearing debt instruments or demand deposits from time to time.

The foregoing use of our net proceeds from this offering represents our current intentions based upon our present plans and business condition. The amounts and timing of any expenditure will vary depending on the amount of cash generated by our operations and our success at solar auctions. Accordingly, our management will have discretion in the allocation of the net proceeds we will receive from this offering. Depending on future events and other changes in the business climate, we may determine at a later time to use the net proceeds for different purposes.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2018 on:

•

an actual basis, which excludes 1,058,237 equity shares issuable upon exercise of outstanding stock options at a weighted average price of US$10.51 per share under our 2015 Employee Stock Option Plan and our 2016 Equity Incentive Plan (as amended in 2017); and

•

an as adjusted basis to reflect: (1) our issuance and sale of                      equity shares (in this offering at a public offering price of $             per equity share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us; and (2) the application of our net proceeds of this offering as described under the section of this prospectus supplement titled “Use of Proceeds.”

You should read this table in conjunction with other sections of this prospectus supplement, the accompanying prospectus and any documents incorporated by reference into this prospectus supplement and the accompanying prospectus, including our consolidated financial statements and the related notes.

	As of June 30,
	Actual		as Adjusted
	2018	2018	2018	2018
	(INR)	(US$)(1)	(INR)	(US$)(1)
	(Unaudited in 000’s)
Long-term debt	59,340,705	866,794	59,340,705	866,794

Shareholders’ equity
Equity share (US$0.000625 par value; 25,996,932 shares issued and outstanding as of June 30, 2018)	1,076	17
Additional paid-in capital	19,024,251	277,889
Accumulated deficit	(6,367,034)	(93,004)	(6,367,034)	(93,004)
Accumulated other comprehensive income (loss)	(432,964)	(6,324)	(432,964)	(6,324)

Total APGL shareholders’ equity	12,225,329	178,578
Non-controlling interest	1,179,692	17,232	1,179,692	17,232

Total shareholders’ equity	13,405,021	195,810

Total capitalization(2)	72,745,726	1,062,604

(1)

Assumes an exchange rate of US$1.00 = INR 68.46, which is the noon buying rate in New York City for cable transfer in non-U.S. currencies as certified for customs purposes by the Federal Reserve Bank of New York on June 29, 2018.

(2)	Sum of long-term debt and total shareholders’ equity.

We had 25,996,932 equity shares issued and outstanding as of June 30, 2018. Subsequent to June 30, 2018, we issued 26,858 equity shares to our employees, pursuant to our Employee Stock Option Plan 2015 and Equity Incentive Plan 2016 (as amended in 2017), resulting in 26,023,790 equity shares issued as of August 31, 2018.

DILUTION

If you invest in the equity shares in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per equity share paid by purchasers in the offering and our as adjusted net tangible book value per equity share after this offering. Our net tangible book value as of June 30, 2018 was INR 514.02 (or US$7.51) per equity share. Net tangible book value per equity share is determined by dividing (1) our total assets less our intangible assets and our total liabilities by (2) the number of equity shares outstanding as of June 30, 2018, or 25,996,932 equity shares.

Dilution is determined by subtracting net tangible book value per equity share from the public offering price per equity share.

Without taking into account any other changes in net tangible book value after June 30, 2018, other than giving effect to our issuance and sale of                  equity shares in this offering at a public offering price of US$         per equity share, and after deducting underwriting discounts and commissions and estimated expenses of this offering payable by us, the net tangible book value per equity share would increase to US$         per equity share, or US$         per equity share if the underwriters’ option to purchase additional equity shares is exercised in full. This represents an immediate increase in net tangible book value of US$         per equity share to our existing shareholders (or US$         per equity share if the underwriters’ option to purchase additional equity shares is exercised in full), and an immediate dilution of US$         per equity share to purchasers of equity shares in this offering (or US$         per equity share if the underwriters’ option to purchase additional equity shares is exercised in full).

The following table illustrates this dilution on a per equity share basis:

Public offering price per equity share	$
Net tangible book value per equity share as of June 30, 2018 before this offering		$7.51
Increase in net tangible book value per equity share attributable to the price paid by new investors	$

As adjusted net tangible book value per equity share after this offering	$

Dilution per equity share to new investors in this offering	$

The discussion and tables above (1) does not include 26,858 equity shares we issued to our employees subsequent to June 30, 2018, pursuant to our Employee Stock Option Plan 2015 and our Equity Incentive Plan 2016 (as amended in 2017), resulting in 26,023,790 equity shares issued as of August 31, 2018 and (2) assume no exercise of any outstanding share options. As of June 30, 2018, there are 1,058,237 equity shares issuable upon exercise of outstanding stock options at a weighted-average exercise price of US$10.51 per share under our 2015 Employee Stock Option Plan and our 2016 Equity Incentive Plan (as amended in 2017), and there are equity shares available for future issuance upon the exercise of future grants under our 2015 Employee Stock Option Plan and our 2016 Equity Incentive Plan (as amended in 2017). To the extent that any of these options is exercised, there will be further dilution to new investors.

MARKET PRICE INFORMATION

The following table sets forth, for the periods indicated since our equity shares began trading on the NYSE on October 12, 2016 through September 18, 2018, the high and low sale prices for our equity shares, as reported on the NYSE under the symbol “AZRE.”

	High	Low
	(US$)
Annual (fiscal years ended March 31)
2017 (from October 12, 2016)	19.99	12.73
2018	22.00	12.53
2019 (through September 18, 2018)	16.50	13.33
Calendar Quarters
Fourth Quarter 2016 (from October 12, 2016)	18.72	12.73
First Quarter 2017	19.99	14.29
Second Quarter 2017	22.00	15.01
Third Quarter 2017	17.75	14.20
Fourth Quarter 2017	16.00	12.53
First Quarter 2018	18.10	13.07
Second Quarter 2018	16.11	13.33
Third Quarter 2018 (through September 18, 2018)	16.50	14.24
Monthly
January 2018	18.10	14.26
February 2018	17.18	15.80
March 2018	16.50	13.07
April 2018	15.56	13.33
May 2018	15.50	14.22
June 2018	16.11	14.12
July 2018	15.90	14.24
August 2018	16.50	14.73
September 2018 (through September 18, 2018)	15.57	14.60

On September 18, 2018, the last reported closing price of the equity shares on the NYSE was $15.00 per share. As of June 30, 2018, there were 11 shareholders of record of our equity shares. The actual number of shareholders is greater than this number of record holders, and includes shareholders who are beneficial owners but whose equity shares are held in street name by brokers and other nominees.

DIVIDEND POLICY

We have never declared or paid any dividends, nor do we have any present plan to pay any cash dividends on our equity shares in the foreseeable future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated in Mauritius and our primary operating subsidiary, Azure Power India Private Limited, is incorporated in India. The majority of our directors and executive officers are not residents of the United States and substantially all of our assets and the assets of such persons are located outside the United States. As a result, it may not be possible for you to effect service of process within the United States upon such persons or us. In addition, you may be unable to enforce judgments obtained in courts of the United States against such persons outside the jurisdiction of their residence, including judgments predicated solely upon U.S. securities laws.

There is uncertainty as to whether the courts in Mauritius would enforce judgments obtained in the United States against us or our directors or executive officers, as well as the experts named herein, based on the civil liability provisions of the securities laws of the United States or allow actions in Mauritius against us or our directors or executive officers based only upon the securities laws of the United States. Further, foreign judgments may not be given effect to by a Mauritius court where it would be contrary to any principle affecting public policy in Mauritius or to the extent that they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages.

In addition to and irrespective of jurisdictional issues, neither Mauritian nor Indian courts will enforce a provision of the U.S. federal securities laws that is either penal in nature or contrary to public policy. An action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, is unlikely to be entertained by Mauritian or Indian courts. Specified remedies available under the laws of U.S. jurisdictions, including specified remedies under U.S. federal securities laws, would not be available under Mauritian or Indian law or enforceable in a Mauritian or Indian court, if they are considered to be contrary to Mauritian or Indian public policy. An award of punitive damages under a United States court judgment based upon United States federal securities laws is likely to be construed by Mauritian and Indian courts to be penal in nature and therefore unenforceable in both Mauritius and India. Further, no claim may be brought in Mauritius or India against us or our directors and officers, as well as the experts named herein, in the first instance for a violation of U.S. federal securities laws because these laws have no extraterritorial application under Mauritian or Indian law and do not have force of law in Mauritius or India.

Section 44A of the Indian Code of Civil Procedure, 1908, as amended, or the Civil Procedure Code, provides that where a foreign judgment has been rendered by a superior court (within the meaning of that section) in any country or territory outside of India which the Indian government has by notification declared to be a reciprocating territory, such foreign judgment may be enforced in India by proceedings in execution as if the judgment had been rendered by an appropriate court in India. However, the enforceability of such judgments is subject to the exceptions set forth in Section 13 of the Civil Procedure Code. This section, which is the statutory basis for the recognition of foreign judgments, states that a foreign judgment is conclusive as to any matter directly adjudicated upon except:

•	where the judgment has not been pronounced by a court of competent jurisdiction;

•	where the judgment has not been given on the merits of the case;

•	where the judgment appears on the face of the proceedings to be founded on an incorrect view of international law or a refusal to recognize the law of India in cases where such law is applicable;

•	where the proceedings in which the judgment was obtained were opposed to natural justice;

•	where the judgment has been obtained by fraud; or

•	where the judgment sustains a claim founded on a breach of any law in force in India.

Section 44A of the Civil Procedure Code is applicable only to monetary decrees or judgments not being in the nature of amounts payable in respect of taxes or other charges of a similar nature or in respect of fines or other penalties and does not include arbitration awards. It is unlikely that a court in India would award damages on the same basis as a foreign court if an action were brought in India. Furthermore, it is unlikely that an Indian court would enforce a foreign judgment if it viewed the amount of damages awarded as excessive or inconsistent with public policy or practice in India.

If a judgment of a foreign court is not enforceable under Section 13 and 44A of the Civil Procedure Code as described above, it may be enforced in India only by a fresh suit filed upon the judgment, subject to Section 13 of the Civil Procedure Code, and not by proceedings in execution. The United States has not been declared by the Indian government to be a reciprocating territory for the purposes of Section 44A of the Civil Procedure Code. Accordingly, a judgment of a court in the United States may be enforced only by filing a fresh suit on the basis of the judgment and not by proceedings in execution.

The suit must be filed in India within three years from the date of the judgment in the same manner as any other suit filed to enforce a civil liability in India. It is difficult to predict whether a suit filed in an Indian court will be disposed of in a timely manner or be subject to untimely delay. Further, under the Civil Procedure Code, a court in India shall, upon the production of any document purporting to be a certified copy of a foreign judgment, presume that the judgment was pronounced by a court of competent jurisdiction, unless the contrary appears on record.

A party seeking to enforce a foreign judgment in India is required to obtain prior approval from the Reserve Bank of India under the Foreign Exchange Management Act, 1999, as amended, to repatriate any amount recovered pursuant to such enforcement, and any such amount may be subject to income tax pursuant to execution of such a judgment in accordance with applicable laws. Any judgment in a foreign currency would be converted into Indian rupees on the date of judgment and not on the date of payment.

A final and conclusive judgment in the superior courts of a foreign jurisdiction, or foreign courts, other than the courts of the United Kingdom, under which a sum of money is payable (other than a sum payable in respect of taxes, fines, penalties or similar charges) may be recognized by, and be enforceable in, the courts of Mauritius if (1) the judgment is still valid, final and is capable of execution in the jurisdiction in which it was delivered; (2) the judgment is not contrary to any principle affecting public policy in Mauritius; (3) the foreign courts had jurisdiction to hear the claim; and (4) our company had been regularly summoned to attend the proceedings before the foreign courts. Any judgment expressed in a foreign currency by a foreign court, may, when made executory in Mauritius, be expressed in that foreign currency. A valid and final judgment rendered by a court in the United States may not be enforced in Mauritius except by way of exequatur under the Mauritius Code on Civil Procedure. The exequatur may be sought in Mauritius so long as the valid and final judgment is capable of execution in the United States.

A final and conclusive judgment or order in the superior courts of the United Kingdom under which a sum of money is made payable (and including an award in proceedings on an arbitration if the award has, under the law in force in the place where it was made, become enforceable in the same manner as a judgment by a court in that place) would, on registration in accordance with the provisions of The Reciprocal Enforcement of Judgments Act 1923 be enforceable in the Supreme Court of Mauritius. Any judgment expressed in pounds sterling or other currency by a superior court of the United Kingdom, may, when made executory in Mauritius, be expressed in pounds sterling or any other currency at the rate of exchange prevailing at the date of judgment of the original court.

MATERIAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material Mauritius, Indian and United States federal income tax consequences of an investment in our equity shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. To the extent that the discussion states specific legal conclusions under Mauritius tax law, it represents the opinion of Appleby, our special Mauritius counsel; and, to the extent it states specific legal conclusions under Indian tax law, it represents the opinion of Shardul Amarchand Mangaldas & Co, special Indian counsel. This discussion does not deal with all possible tax consequences relating to an investment in our equity shares, such as the tax consequences under state, local, non-U.S., non-Indian and non- Mauritian tax laws.

Mauritius Income Tax Considerations

We are a company holding a Mauritius Category 1 Global Business Company, or GBC1, issued by the Financial Services Commission and is a tax resident in Mauritius. The Income Tax Act 1995 of Mauritius imposes a tax in Mauritius on our chargeable income at the rate of 15%. However, under the Income Tax (Foreign Tax Credit) Regulations 1996 of Mauritius, subject to the Income Tax Act 1995 and the regulations under the Income Tax (Foreign Tax Credit) Regulations 1996, credit is allowed for foreign tax on the foreign source income of a resident of Mauritius against Mauritius tax computed by reference to the same income, and where credit is allowed against Mauritius tax chargeable in respect of any income, the amount of Mauritius tax so chargeable shall be reduced by the amount of the credit.

Under the Income Tax (Foreign Tax Credit) Regulations 1996, “foreign source income” means income which is not derived from Mauritius and includes in the case of a corporation holding a GBC1 under the Financial Services Act 2007 of Mauritius, income derived in the course of a global business. Subject to the provisions of the Income Tax (Foreign Tax Credit) Regulations 1996, no credit is allowed in respect of foreign tax unless written evidence is presented to the Mauritius Revenue Authority showing the amount of foreign tax which has been charged and for this purpose, “written evidence” includes a receipt of the relevant authorities of the foreign country for the foreign tax or any other evidence that the foreign tax has been deducted or paid to the relevant authorities of that country. However, pursuant to regulation 8 of the Income Tax (Foreign Tax Credit) Regulations 1996, if written evidence is not presented to the Mauritius Revenue Authority showing the amount of foreign tax charged on our company’s foreign source income, the amount of foreign tax shall nevertheless be conclusively presumed to be equal to 80% of the Mauritius tax chargeable with respect to that income and in such circumstance, the effective tax rate in Mauritius on our chargeable income would be 3%.

We hold tax residence certificates issued by the Mauritius Revenue Authority. These certificates are required for the avoidance of double taxation under the Agreements for the Avoidance of Double Taxation signed between Mauritius and other jurisdictions, including India.

Mauritius has no capital gains tax and has no withholding tax on the payment of dividends.

Prospective investors are urged to consult their own tax advisers in order to fully understand the tax consequences of an investment in the equity shares.

U.S. Federal Income Tax Considerations

The following is a summary of certain U.S. federal income tax considerations that are likely to be relevant to the purchase, ownership and disposition of our equity shares by a U.S. Holder (as defined below).

This summary is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial interpretations thereof, in force as of the date hereof. Those authorities may be changed at any time, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below.

This summary is not a comprehensive discussion of all of the tax considerations that may be relevant to a particular investor’s decision to purchase, hold, or dispose of equity shares. In particular, this summary is directed only to U.S. Holders that purchase equity shares in this offering and that hold equity shares as capital assets. This summary does not address tax consequences to U.S. Holders who may be subject to special tax rules, such as banks, brokers or dealers in securities or currencies, traders in securities electing to mark to market, financial institutions, life insurance companies, tax exempt entities, entities that are treated as partnerships for U.S. federal income tax purposes (or partners therein), holders that own or are treated as owning 10% or more of our equity shares by vote or value, nonresident alien individuals who are present in the United States for more than 182 days during the taxable year, persons holding equity shares as part of a hedging or conversion transaction or a straddle, or persons whose functional currency is not the U.S. dollar. Moreover, this summary does not address state, local or foreign taxes, the U.S. federal estate and gift taxes, or the Medicare contribution tax applicable to net investment income of certain non-corporate U.S. Holders, or alternative minimum tax consequences of acquiring, holding or disposing of equity shares.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of equity shares that is a citizen or resident of the United States or a U.S. domestic corporation or that otherwise is subject to U.S. federal income taxation on a net income basis in respect of such equity shares.

You should consult your own tax advisors about the consequences of the acquisition, ownership, and disposition of the equity shares, including the relevance to your particular situation of the considerations discussed below and any consequences arising under foreign, state, local or other tax laws.

Taxation of Dividends

Subject to the discussion below under “—Passive Foreign Investment Company Status,” the gross amount of any distribution of cash or property with respect to our equity shares that is paid out of our current or accumulated earnings and profits (as determined for United States federal income tax purposes) will generally be includible in your taxable income as ordinary dividend income on the day on which you receive the dividend and will not be eligible for the dividends-received deduction allowed to corporations under the Code.

We do not expect to maintain calculations of our earnings and profits in accordance with U.S. federal income tax principles. U.S. Holders therefore should expect that distributions generally will be treated as dividends for U.S. federal income tax purposes.

Subject to certain exceptions for short-term positions, the U.S. dollar amount of dividends received by an individual with respect to the equity shares will be subject to taxation at a preferential rate if the dividends are “qualified dividends.” Dividends paid on the equity shares will be treated as qualified dividends if:

•

the equity shares are readily tradable on an established securities market in the United States or we are eligible for the benefits of a comprehensive tax treaty with the United States that the U.S. Treasury determines is satisfactory for purposes of this provision and that includes an exchange of information program; and

•	we were not, in the year prior to the year in which the dividend was paid, and are not, in the year in which the dividend is paid, a passive foreign investment company (a “PFIC”).

The equity shares are listed on the New York Stock Exchange, and will qualify as readily tradable on an established securities market in the United States so long as they are so listed. As discussed below, we do not anticipate becoming a PFIC for our current taxable year or in the foreseeable future. Holders should consult their own tax advisers regarding the availability of the reduced dividend tax rate in light of their own particular circumstances.

Dividend distributions with respect to our equity shares generally will be treated as “passive category” income from sources outside the United States for purposes of determining a U.S. Holder’s U.S. foreign tax credit limitation.

U.S. Holders that receive distributions of additional equity shares or rights to subscribe for equity shares as part of a pro rata distribution to all our shareholders generally will not be subject to U.S. federal income tax in respect of the distributions, unless the U.S. Holder has the right to receive cash or property, in which case the U.S. Holder will be treated as if it received cash equal to the fair market value of the distribution.

Taxation of Dispositions of Equity Shares

Subject to the discussion below under “—Passive Foreign Investment Company Status,” if a U.S. Holder realizes gain or loss on the sale, exchange or other disposition of equity shares, that gain or loss will be capital gain or loss and generally will be long-term capital gain or loss if the equity shares have been held for more than one year. Long-term capital gain realized by a U.S. Holder that is an individual generally is subject to taxation at a preferential rate. The deductibility of capital losses is subject to limitations. The amount of gain or loss will be equal to the difference, if any, between the amount realized and the U.S. Holder’s adjusted tax basis in shares.    A U.S. Holder’s initial tax basis in shares generally will equal the cost of such shares. The deductibility of capital losses is subject to limitations.

Gain, if any, realized by a U.S. Holder on the sale or other disposition of the equity shares generally will be treated as U.S. source income for U.S. foreign tax credit purposes. Consequently, if an Indian withholding tax is imposed on the sale or disposition of the shares, a U.S. Holder that does not receive significant foreign source income from other sources may not be able to derive effective U.S. foreign tax credit benefits in respect of such Indian taxes. U.S. Holders should consult their own tax advisors regarding the application of the foreign tax credit rules to their investment in, and disposition of, the equity shares.

Passive Foreign Investment Company Status

Special U.S. tax rules apply to companies that are considered to be passive foreign investment companies (“PFICs”). We will be classified as a PFIC in a particular taxable year if, taking into account our proportionate share of the income and assets of our subsidiaries under applicable “look-through” rules, either

•	75 percent or more of our gross income for the taxable year is passive income; or

•	the average percentage of the value of our assets that produce or are held for the production of passive income is at least 50 percent.

For this purpose, passive income generally includes dividends, interest, gains from certain commodities transactions, rents, royalties and the excess of gains over losses from the disposition of assets that produce passive income.

We believe, and the rest of the paragraphs in this disclosure assumes, that we were not a PFIC for our taxable year ending March 31, 2018 and that, based on the present composition of our income and assets and the manner in which we conduct our business, we will not be a PFIC in our current taxable year or in the foreseeable future. Whether we are a PFIC is a factual determination made annually, and our status could change depending, among other things, upon changes in the composition and amount of our gross income and the relative quarterly average value of our assets. In particular, if we generate a small amount of gross income that is attributable to passive income in a taxable year, then there is a risk that we may be a PFIC for that taxable year. If we were a PFIC for any taxable year in which you hold our equity shares, you generally would be subject to additional taxes on certain distributions and any gain realized from the sale or other taxable disposition of our equity shares regardless of whether we continued to be a PFIC in any subsequent year, unless you to mark your equity shares to market for tax purposes on an annual basis. You are encouraged to consult your own tax advisor as to our status as a PFIC and the tax consequences to you of such status.

Foreign Financial Asset Reporting.

Certain U.S. Holders that own “specified foreign financial assets” with an aggregate value in excess of US$50,000 are generally required to file an information statement along with their tax returns, currently on Form

8938, with respect to such assets. “Specified foreign financial assets” include any financial accounts held at a non-U.S. financial institution, as well as securities issued by a non-U.S. issuer that are not held in accounts maintained by financial institutions. The understatement of income attributable to “specified foreign financial assets” in excess of U.S.$5,000 extends the statute of limitations with respect to the tax return to six years after the return was filed. U.S. Holders who fail to report the required information could be subject to substantial penalties. Prospective investors are encouraged to consult with their own tax advisors regarding the possible application of these rules, including the application of the rules to their particular circumstances.

Backup Withholding and Information Reporting

Dividends paid on, and proceeds from the sale or other disposition of, the equity shares to a U.S. Holder generally may be subject to the information reporting requirements of the Code and may be subject to backup withholding unless the U.S. Holder provides an accurate taxpayer identification number and makes any other required certification or otherwise establishes an exemption. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a refund or credit against the U.S. Holder’s U.S. federal income tax liability, provided the required information is furnished to the U.S. Internal Revenue Service in a timely manner.

A holder that is a foreign corporation or a non-resident alien individual may be required to comply with certification and identification procedures in order to establish its exemption from information reporting and backup withholding.

Indian Taxation

The discussion contained herein is based on the applicable tax laws of India as in effect on the date hereof and is subject to possible changes in Indian law that may come into effect after such date. Prospective investors should consult their own tax advisers as to the consequences of purchasing the equity shares, including, without limitation, the consequences of the receipt of dividend and the sale, transfer or disposition of the equity shares.

Dividend payments to Azure Power Global Limited by our subsidiary, AZI, are subject to dividend distribution tax in India payable by AZI at an effective rate of 20.55% on the total amount distributed as a dividend. Any such dividend income in respect of our equity shares will not be subject to any withholding or deduction in respect of Indian income tax laws in the hands of Azure Power Global Limited.

Under the Indian Income Tax Act, 1961, as amended, income arising directly or indirectly through the transfer of a capital asset, including any share or interest in a company or entity registered or incorporated outside India, will be liable to tax in India, if such share or interest derives, directly or indirectly, its value substantially from assets (whether tangible or intangible) located in India and whether or not the seller of such share or interest has a residence, place of business, business connection, or any other presence in India. The share or interest of the company or entity registered or incorporated outside of India, shall be deemed to derive its value substantially from the assets located in India, if the value of such Indian assets exceeds INR 100 million, and represents at least 50% of the value of all the assets owned by the company or entity registered or incorporated outside of India. Substantially all of our assets are located in India. However, if the transferor of share or interest in a company or entity registered or incorporated outside of India (along with its associated enterprises), neither holds the right of management or control in the company or entity registered or incorporated outside of India nor holds voting power or share capital or interest exceeding 5% of the total voting power or total share capital or interest in the company or entity registered or incorporated outside of India, at any time during the twelve months preceding the date of transfer, such small shareholders are exempt from the indirect transfer provisions mentioned above.

The interplay between the Indian Income Tax Act, 1961, as amended, and the double taxation avoidance agreements that India has entered into with countries, in case of an indirect transfer is presently unclear. Therefore, the holder of our equity shares could be liable to pay tax in India on such income.

UNDERWRITING

Credit Suisse Securities (USA) LLC and Barclays Capital Inc. are acting as the representatives of the underwriters and are joint book-running managers of this offering. Under the terms of an underwriting agreement, each of the underwriters named below has severally agreed to purchase from us the respective number of equity shares shown opposite its name below:

Underwriters	Number of Shares
Credit Suisse Securities (USA) LLC
Barclays Capital Inc.
HSBC Securities (USA) Inc.
SG Americas Securities, LLC
JMP Securities LLC
Roth Capital Partners, LLC
Janney Montgomery Scott LLC

Total

The underwriting agreement provides that the underwriters’ obligation to purchase equity shares depends on the satisfaction of the conditions contained in the underwriting agreement including:

•

the obligation to purchase all of the equity shares offered hereby (other than those equity shares covered by their option to purchase additional shares as described below), if any of the shares are purchased;

•	the representations and warranties made by us to the underwriters are true;

•	there is no material change in our business or the financial markets; and

•	we deliver customary closing documents to the underwriters.

Three of our shareholders, CDPQ Infrastructure Asia Pte Ltd., IFC GIF Investment Company I and International Finance Corporation, have each indicated its intention to purchase up to approximately $65 million, $40 million and $10 million, respectively, of our equity shares in this offering at the public offering price. Because indications of interest are not binding agreements or commitments to purchase, CDPQ Infrastructure Asia Pte Ltd., IFC GIF Investment Company I and International Finance Corporation may each determine to purchase a smaller amount or not to purchase any equity shares in this offering.

Option to Purchase Additional Shares

We have granted the underwriters an option exercisable for 30 days after the date of this prospectus supplement to purchase up to an aggregate of $15 million equity shares from us at the public offering price less underwriting discounts and commissions. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase additional shares.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares. The underwriting fee is the difference between the offer price to the public and the amount the underwriters pay to us for the equity shares.

	No Exercise	Full Exercise
Per equity share	$	$
Total	$	$

The representatives have advised us that the underwriters propose to offer the equity shares directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $                per equity share. If all the shares are not sold at the offering price following the offering, the representatives may change the offering price and other selling terms.

The expenses of the offering that are payable by us is estimated to be approximately $                (excluding underwriting discounts and commissions). The underwriters will pay all expenses incurred in connection with this offering, except that we have agreed to reimburse the underwriters for certain of their expenses relating to the clearance of this offering with the Financial Industry Regulatory Authority up to US$35,000.

Lock-Up Agreements

We, certain of our directors and executive officers and certain shareholders have agreed that, for a period of 90 days after the date of this prospectus supplement, subject to certain limited exceptions, we and they will not directly or indirectly, without the prior written consent of Credit Suisse Securities (USA) LLC, Barclays Capital Inc. and HSBC Securities (USA) Inc. (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future) any equity shares (including, without limitation, equity shares that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the SEC and equity shares that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for equity shares (other than the stock and shares issued pursuant to employee benefit plans, qualified stock option plans, or other employee compensation plans existing on the date of this prospectus supplement, or sell or grant options, rights or warrants with respect to any equity shares or securities convertible into or exchangeable for equity, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of equity shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of equity shares or other securities, in cash or otherwise, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any equity shares or securities convertible, exercisable or exchangeable into equity shares or any of our other securities, or (4) publicly disclose the intention to do any of the foregoing.

Credit Suisse Securities (USA) LLC, Barclays Capital Inc. and HSBC Securities (USA) Inc., in their sole discretion, may release the equity shares and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release equity shares and other securities from lock-up agreements, Credit Suisse Securities (USA) LLC, Barclays Capital Inc. and HSBC Securities (USA) Inc. will consider, among other factors, the holder’s reasons for requesting the release, the number of equity shares and other securities for which the release is being requested and market conditions at the time.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the equity shares, in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in this offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of the equity shares in the open market after the distribution has been completed in order to cover syndicate short positions.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the equity shares originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our equity shares or preventing or retarding a decline in the market price of the equity shares. As a result, the price of the equity shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the equity shares. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

This prospectus supplement and the accompanying prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of equity shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of this prospectus supplement and the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Listing

Our equity shares are listed on the New York Stock Exchange under the symbol “AZRE.”

Stamp Taxes

If you purchase equity shares offered in this prospectus supplement, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for the issuer and its affiliates, for which they received or may in the future receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer or its affiliates.    If the underwriters or their affiliates have a lending relationship with us, the underwriters or their affiliates may hedge their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the equity shares offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the equity shares offered hereby. The underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

This prospectus supplement does not constitute an offer to sell to, or a solicitation of an offer to buy from, anyone in any country or jurisdiction (i) in which such an offer or solicitation is not authorized, (ii) in which any person making such offer or solicitation is not qualified to do so or (iii) in which any such offer or solicitation would otherwise be unlawful. No action has been taken that would, or is intended to, permit a public offer of the equity shares or possession or distribution of this prospectus supplement or any other offering or publicity material relating to the equity shares in any country or jurisdiction (other than the United States) where any such action for that purpose is required. Accordingly, each underwriter has undertaken that it will not, directly or indirectly, offer or sell any equity shares or have in its possession, distribute or publish any prospectus, form of application, advertisement or other document or information in any country or jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with any applicable laws and regulations and all offers and sales of equity shares by it will be made on the same terms.

European Economic Area

In relation to each member state of the European Economic Area, no offer of equity shares which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of equity shares referred to in (a) to (c) above shall result in a requirement for the Company or any representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person located in a Member State to whom any offer of equity shares is made or who receives any communication in respect of an offer of the equity shares, or who initially acquires any equity shares will be deemed to have represented, warranted, acknowledged and agreed to and with each representative and the Company that (1) it is a “qualified investor” within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any equity shares acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the equity shares acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or where the equity shares have been acquired by it on behalf of persons in any Member State other than qualified investors, the offer of those equity shares to it is not treated under the Prospectus Directive as having been made to such persons.

The Company, the underwriter and its respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

This prospectus supplement has been prepared on the basis that any offer of equity shares in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of equity shares. Accordingly any person making or intending to make an offer in that Member State of equity shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the representatives have authorized, nor do they authorize, the making of any offer of equity shares in circumstances in which an obligation arises for the Company or the representatives to publish a prospectus for such offer.

For the purposes of this provision, the expression an “offer of the equity shares to the public” in relation to any equity shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the equity shares to be offered so as to enable an investor to decide to purchase or subscribe the equity shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in each Member State.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and any other material in relation to the equity shares described herein is only being distributed to, and is only directed at, persons in the United Kingdom who are “qualified investors” or otherwise in circumstances which do not require publication by the Company of a prospectus pursuant to section 85(1) of the UK Financial Services and Markets Act 2000.

Any investment or investment activity to which this prospectus relates is available only to, and will be engaged in only with, investment professionals falling within Article 19(5), or high net worth entities falling within Article 49(2), of the UK Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or other persons to whom such investment or investment activity may lawfully be made available (together, “relevant persons”). Persons who are not relevant persons should not take any action on the basis of this prospectus and should not act or rely on it.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the equity shares described in this prospectus supplement has been and will not be submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The equity shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the equity shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the equity shares to the public in France.

Such	offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case acting for their own account, or otherwise in circumstances in which no offer to the public occurs, all as defined in and in accordance with Articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with Article L.411-2-I-1° -or-2° -or 3° of the French Code monétaire et financier and Article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (offre au public).

The equity shares may not be distributed directly or indirectly to the public except in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier and applicable regulations thereunder.

Notice to Prospective Investors in Switzerland

The equity shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the equity shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the equity shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of equity shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of equity shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of equity shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Markets Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Markets Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The equity shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the equity shares offered should conduct their own due diligence on the equity shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Hong Kong

WARNING: The contents of this prospectus supplement have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to any offer of the equity shares. If recipients are in any doubt about any of the contents of this prospectus supplement, they should obtain independent professional advice.

The equity shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the equity shares has been or will be issued or has been or will be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to equity shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) and any rules made under that Ordinance.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the equity shares may not be circulated or distributed, nor may the equity shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the equity shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the equity shares pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notification under Section 309B(1)(c) of the SFA – The Company has determined that the equity shares are (A) prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and (B) Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Japan

The equity shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any Japanese Person, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Canada

The equity shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the equity shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non- Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the equity shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the equity shares without disclosure to investors under Chapter 6D of the Corporations Act.

The equity shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring equity shares must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in India

This prospectus supplement has not been and will not be registered as a prospectus with any registrar of companies in India. This prospectus supplement has not been and will not be reviewed or approved by any regulatory authority in India, including the Securities and Exchange Board of India, any registrar of companies in India or any stock exchange in India. This prospectus supplement and this offering of equity shares are not and should not be construed as an invitation, offer or sale of any securities to the public in India. Other than in compliance with the private placement exemptions under applicable laws and regulations in India, including the Companies Act, 2013, as amended, our equity shares have not been, and will not be, offered or sold to the public or any member of the public in India. This prospectus supplement is strictly personal to the recipient and neither this prospectus nor the offering of our equity shares is calculated to result, directly or indirectly, in our equity shares becoming available for subscription or purchase by persons other than those receiving the invitation or offer. Each investor is deemed to have acknowledged, represented and agreed that it is eligible to invest in our company and our equity shares under applicable laws, rules and regulations in India, without the requirement to obtain any prior approval, and that it is not prohibited or prevented under any law, rule or regulation in India from acquiring, owning or selling our equity shares.

EXPENSES RELATING TO THIS OFFERING

The following table sets forth the estimated costs and expenses, other than the underwriting discounts and commissions, payable by us in connection with the offering (all amounts are estimated except the SEC registration fee and the FINRA filing fee):

SEC registration fee	$24,900
FINRA filing fee	$31,000
Legal fees and expenses	$418,000
Accounting fees and expenses	$103,000
NYSE supplemental listing fee	$67,400
Miscellaneous	$236,000

Total	$880,300

LEGAL MATTERS

Certain legal matters as to United States federal and New York law in connection with this offering will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP. The validity of the equity shares offered in this offering and certain legal matters as to Mauritius law will be passed upon for us by Appleby. Certain legal matters as to Indian law will be passed upon for the underwriters by Shardul Amarchand Mangaldas & Co. Certain legal matters will be passed on for the underwriters by Latham & Watkins LLP.

EXPERTS

The consolidated financial statements of Azure Power Global Limited appearing in Azure Power Global Limited’s Annual Report on Form 20-F for the year ended March 31, 2018 have been audited by Ernst & Young Associates LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young Associates LLP pertaining to such financial statements to the extent covered by consents filed with the Securities and Exchange Commission given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act, and in accordance therewith files reports and other information with the SEC. Such reports and other information are available on the SEC’s website at www.sec.gov. Prospective investors may read and copy any document we have filed with the SEC at the SEC’s public reference room in Washington, D.C. and may also obtain copies of those documents from the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 by paying a fee. Additionally, prospective investors may read and download some of the documents we have filed with the SEC’s Electronic Data Gathering and Retrieval system at www.sec.gov. Reports and other information about us may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Our filings are also available on our website at http://www.azurepower.com.

We will furnish holders of our equity shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a foreign private issuer, we are exempt from a number of rules and regulations under the Exchange Act, applicable to U.S. domestic issuers, including the furnishing and content of proxy statements, and compliance with the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act applicable to executive officers, directors and principal shareholders.

We have filed with the SEC under the Securities Act, a registration statement on Form F-3 relating to the securities described in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in such registration statement, certain items of which are contained in the exhibits to the registration statement as permitted or required by the rules and regulations of the SEC. Statements made in this prospectus supplement and the accompanying prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance, for a complete description of the applicable contract, agreement or other document, reference is made to the exhibits available on the SEC’s website at www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC prior to the termination of this offering will also be considered to be part of this prospectus supplement and the accompanying prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We hereby incorporate by reference the documents listed below:

•	Our Reports on Form 6-K filed with the SEC on August 8, 2018, August 13, 2018 and August 31, 2018;

•

Our Annual Report on Form 20-F, filed with the SEC on June 15, 2018, containing our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed;

•

The description of our equity shares contained in our Registration Statement on Form F-1, filed with the SEC on December 16, 2015, including any subsequent amendments or reports filed for the purpose of updating such description; and

•

The description of our equity shares contained in our registration statement on Form 8-A (File No. 001-37909), filed with the SEC on October 7, 2016, and any amendment or report filed for the purpose of updating such description.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above-mentioned filing or any subsequent filing we incorporated by reference to this prospectus supplement and the accompanying prospectus by writing or telephoning us at ir@azurepower.com or Azure Power, 3rd Floor, Asset 301-304 and 307, WorldMark 3, Aerocity, New Delhi – 110037, or 0091 11 4940 9800.

PROSPECTUS

$200,000,000 of

Equity Shares

Debt Securities

Warrants

and

10,000,000 Equity Shares

Offered by Selling Shareholders

Azure Power Global Limited

From time to time, we may offer and sell up to an aggregate amount of $200,000,000 of any combination of equity shares, par value $0.000625 per share, debt securities or warrants described in this prospectus (the “Prospectus”) in one or more offerings. We may also offer securities as may be issuable upon conversion, redemption, repurchase, exchange or exercise of any securities registered hereunder, including any applicable antidilution provisions. In addition, selling shareholders (the “Selling Shareholders”) to be named in the applicable prospectus supplement may offer and sell up to an aggregate of 10,000,000 shares of our equity shares, from time to time, on or off the New York Stock Exchange, or the NYSE, on the terms described in this Prospectus or in an applicable prospectus supplement. We will not receive any of the proceeds from the sale of the shares offered by the Selling Shareholders hereunder. To the extent that any Selling Shareholders resells any equity shares, the Selling Shareholders may be required to provide you with this Prospectus and a prospectus supplement identifying and containing specific information about the Selling Shareholder and the terms of the equity shares being offered. We and the Selling Shareholders may sell the securities to or through underwriters and also to other purchasers or through agents. We provide more information about the Selling Shareholders and the related transactions in the section entitled “Selling Shareholders” on page 16 of this Prospectus. The names of any underwriters or agents, and any fees, discounts or other compensation payable to them will be set forth in the applicable prospectus supplement accompanying this Prospectus.

The specific variable terms of this offering will be set forth in one or more supplements to this Prospectus (a “Prospectus Supplement”) including, the number of shares offered and the offering price.

Our equity shares are traded on the NYSE under the symbol “AZRE.”

The securities may be sold directly, on a continuous or delayed basis, through dealers or agents designated from time to time, to or through underwriters or through a combination of these methods. See “Plan of Distribution” in this Prospectus. We may also describe the plan of distribution for any particular offering of the securities in any applicable Prospectus Supplement. If any agents, underwriters or dealers are involved in the sale of any securities in respect of which this Prospectus is being delivered, we will disclose their names and the nature of our arrangements as well as the net proceeds we expect to receive from any such sale, in the applicable Prospectus Supplement.

You should read this Prospectus and any applicable Prospectus Supplement before you invest in any security.

An investment in these securities involves risks. See the section entitled “Risk Factors” on page 6 of this Prospectus, and other risk factors contained in any applicable Prospectus Supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is September 10, 2018.

ABOUT THIS PROSPECTUS

This Prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer and sell, either individually or in combination, in one or more offerings, up to a total dollar amount of $200,000,000 of our equity shares, various series of debt securities and/or warrants to purchase any such securities. In addition, under this shelf process, the Selling Shareholders to be named in any applicable Prospectus Supplement may, from time to time, offer and sell up to 10,000,000 equity shares, as described in this Prospectus and such Prospectus Supplement, in one or more offerings.

This Prospectus provides you with a general description of the securities that may be offered from time to time. We may provide you with a Prospectus Supplement to this Prospectus that will provide updated information if required whenever our equity shares are offered pursuant to this Prospectus or any Prospectus Supplement. This may include a Prospectus Supplement that will describe the information about the securities being offered and the specific terms of that offering. The Prospectus Supplement may also add, update or change the information contained in this Prospectus. If there is any inconsistency between the information in this Prospectus and any Prospectus Supplement, you should rely on the Prospectus Supplement. Before purchasing any securities, you should read carefully both this Prospectus and any Prospectus Supplement, together with the additional information described below.

This Prospectus does not contain all the information provided in the registration statement that we filed with the SEC. For further information about us or the securities offered hereby, you should refer to the registration statement, which you can obtain from the SEC as described below under “Where You Can Find Additional Information About Us.”

You should rely only on the information contained or incorporated by reference in this Prospectus and in any Prospectus Supplement. We have not authorized any other person to provide you with different information in this Prospectus or any Prospectus Supplement. If anyone provides you with different or inconsistent information, you should not rely on it. We and the Selling Shareholders will not make any offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this Prospectus and the applicable supplement to this Prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this Prospectus and in any Prospectus Supplement, unless otherwise specified or the context otherwise requires, all amounts are expressed in Indian Rupees or INR and / or “U.S. dollars” or “US$”, lawful currency of Republic of India and United States, respectively. Unless otherwise indicated, all financial information included in this Prospectus or included in any Prospectus Supplement is determined using U.S. generally accepted accounting principles (“U.S. GAAP”) Except as set forth under “Description of Share Capital”, and unless the context otherwise requires, all references in this Prospectus and any Prospectus Supplement to “Azure”, the “Company”, the “Corporation”, “we”, “us” and “our” mean Azure Power Global Limited and its subsidiaries.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus and the annual report referred elsewhere in this document contains forward looking statements about our current expectations and views of future events. All statements, other than statements of historical facts, contained in this Prospectus and the annual report, including statements about our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and future megawatt goals of management, are forward looking statements. These statements relate to events that involve known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions.

These forward-looking statements are subject to risks, uncertainties and assumptions, some of which are beyond our control. In addition, these forward-looking statements reflect our current views about future events and are not a guarantee of future performance. All statements in this document that are not statements of historical fact are forward-looking statements. Forward-looking statements include, but are not limited to, such matters as:

•	the pace of government sponsored auctions;

•	changes in auction rules;

•	the government’s willingness to enforce Renewable Purchase Obligations;

•	permitting, development and construction of our project pipeline according to schedule;

•	solar radiation in the regions in which we operate;

•	developments in, or changes to, laws, regulations, governmental policies, incentives and taxation affecting our operations;

•	adverse changes or developments in the industry in which we operate;

•	our ability to maintain and enhance our market position;

•	our ability to successfully implement any of our business strategies, including acquiring other companies;

•

our ability to enter into power purchasing agreements, or PPAs, on acceptable terms, the occurrence of any event that may expose us to certain risks under our PPAs and the willingness and ability of counterparties to our PPAs to fulfill their obligations;

•	our ability to borrow additional funds and access capital markets, as well as our substantial indebtedness and the possibility that we may incur additional indebtedness going forward;

•	our ability to establish and operate new solar projects;

•	our ability to compete against traditional and renewable energy companies;

•	the loss of one or more members of our senior management or key employees;

•	political and economic conditions in India;

•	material changes in the costs of solar panels and other equipment required for our operations;

•	fluctuations in inflation, interest rates and exchange rates; and

•	other risks and uncertainties, including those referred to under the caption “Risk Factors.”

The forward-looking statements made in this Prospectus relate only to events or information as of the date on which the statements are made in this Prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this Prospectus and the documents that we reference in this Prospectus and have filed as exhibits with the SEC, of which the annual report is also a part, completely and with the understanding that our actual future results or performance may be materially different from what we expect.

This Prospectus also contains statistical data and estimates, including those relating to the solar industry and our competition from market research, analyst reports and other publicly available sources. These publications include forward-looking statements being made by the authors of such reports. These forward-looking statements are subject to a number of risks, uncertainties and assumptions. Actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

THE COMPANY

We are a leading independent solar power producer in India. We developed India’s first private utility scale solar project in 2009 and have been at the forefront in the sector as a developer, constructor and operator of utility scale, micro-grid and rooftop solar projects since our inception in 2008. With our inhouse engineering, procurement and construction expertise and advanced in-house operations and maintenance capability, we manage the entire development and operation process, providing low-cost solar power solutions to customers throughout India. Our equity shares are listed on the New York Stock Exchange under the symbol “AZRE.”

RISK FACTORS

Investment in our securities is subject to various risks. Before deciding whether to invest in any of our securities, investors should consider carefully the risks incorporated by reference in this Prospectus (including documents that are subsequently filed with the SEC and incorporated by reference) and those described in any Prospectus Supplement, including those in “Item 3—Key Information—D. Risk Factors” in our annual report on Form 20-F for the year ended March 31, 2018, filed with the Commission on June 15, 2018, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and any risk factors and other information described in the applicable prospectus supplement or relevant free writing prospectus before acquiring any of our securities. Please see the sections of this Prospectus entitled “Where You Can Find Additional Information About Us” and “Information Incorporated by Reference.” The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations and cause the value of our securities to decline.

USE OF PROCEEDS

We will not receive any proceeds from sales of our equity shares by the Selling Shareholders.

Unless otherwise specified in a Prospectus Supplement, the net proceeds from the sale of the securities will be added to the general funds of the Company to be used for general corporate purposes, which may include reducing outstanding indebtedness and financing capital expenditures, investments and working capital requirements of the Company. Specific information about the use of proceeds from the sale of any securities will be set forth in a Prospectus Supplement. The Company may invest funds that it does not immediately require in short-term marketable debt securities.

The net proceeds to be received by the Company from the sale of the securities from time to time under this Prospectus or by a Prospectus Supplement are not expected to be applied to fund any specific project. The Company’s overall corporate strategy and major initiatives supporting its strategy are summarized in the Company’s management’s discussion and analysis for the year ended March 31, 2018, as modified or superseded by information contained in the Company’s management’s discussion and analysis for the three months ended June 30, 2018, and any subsequent periods, incorporated herein by reference.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges on a historical basis for the period indicated. The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges.

				For the Three Months Ended June 30, 2018
	For the Year Ended March 31,
	2016	2017	2018
Ratio of earnings to fixed charges(1)	—	—	—	1.05

(1)

Earnings for the years ended March 31, 2016, 2017 and 2018 were insufficient to cover fixed charges by INR 1,561.9 million (US$22.8 million), INR 579.8 million (US$8.5 million), and INR 1,633.0 million (US$23.9 million) respectively. Refer Exhibit 12.1 for details. The translation of INR to US$ is based on the exchange rate of INR 68.46 to US$ 1.00, the noon buying rate in effect as of June 29, 2018 as set forth in the H.10 Statistical release of the Federal Reserve Board, solely for the convenience of readers.

CAPITALIZATION

The Company had 25,996,932 equity shares issued as of June 30, 2018. Subsequent to June 30, 2018, the Company issued 26,858 equity shares to its employees, pursuant to Employee Stock Option Plan 2015 and Equity Incentive Plan 2016 (as amended in 2017), resulting in 26,023,790 equity shares issued as of August 31, 2018.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated in Mauritius and our primary operating subsidiary, Azure Power India Private Limited, is incorporated in India. The majority of our directors and executive officers are not residents of the United States and substantially all of our assets and the assets of such persons are located outside the United States. As a result, it may not be possible for you to effect service of process within the United States upon such persons or us. In addition, you may be unable to enforce judgments obtained in courts of the United States against such persons outside the jurisdiction of their residence, including judgments predicated solely upon U.S. securities laws.

There is uncertainty as to whether the courts in Mauritius would enforce judgments obtained in the United States against us or our directors or executive officers, as well as the experts named herein, based on the civil liability provisions of the securities laws of the United States or allow actions in Mauritius against us or our directors or executive officers based only upon the securities laws of the United States. Further, foreign judgments may not be given effect to by a Mauritius court where it would be contrary to any principle affecting public policy in Mauritius or to the extent that they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages.

In addition to and irrespective of jurisdictional issues, neither Mauritian nor Indian courts will enforce a provision of the U.S. federal securities laws that is either penal in nature or contrary to public policy. An action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, is unlikely to be entertained by Mauritian or Indian courts. Specified remedies available under the laws of U.S. jurisdictions, including specified remedies under U.S. federal securities laws, would not be available under Mauritian or Indian law or enforceable in a Mauritian or Indian court, if they are considered to be contrary to Mauritian or Indian public policy. An award of punitive damages under a United States court judgment based upon United States federal securities laws is likely to be construed by Mauritian and Indian courts to be penal in nature and therefore unenforceable in both Mauritius and India. Further, no claim may be brought in Mauritius or India against us or our directors and officers, as well as the experts named herein, in the first instance for a violation of U.S. federal securities laws because these laws have no extraterritorial application under Mauritian or Indian law and do not have force of law in Mauritius or India.

Section 44A of the Indian Code of Civil Procedure, 1908, as amended, or the Civil Procedure Code, provides that where a foreign judgment has been rendered by a superior court in any country or territory outside of India which the Indian government has by notification declared to be a reciprocating territory, such foreign judgment may be enforced in India by proceedings in execution as if the judgment had been rendered by an appropriate court in India. However, the enforceability of such judgments is subject to the exceptions set forth in Section 13 of the Civil Procedure Code. This section, which is the statutory basis for the recognition of foreign judgments, states that a foreign judgment is conclusive as to any matter directly adjudicated upon except:

•	where the judgment has not been pronounced by a court of competent jurisdiction;

•	where the judgment has not been given on the merits of the case;

•	where the judgment appears on the face of the proceedings to be founded on an incorrect view of international law or a refusal to recognize the law of India in cases where such law is applicable;

•	where the proceedings in which the judgment was obtained were opposed to natural justice;

•	where the judgment has been obtained by fraud; or

•	where the judgment sustains a claim founded on a breach of any law in force in India.

Section 44A of the Civil Procedure Code is applicable only to decrees or judgments under which a sum of money is payable not being in the nature of amounts payable in respect of taxes or other charges of a similar nature or in respect of fines or other penalties and does not include arbitration awards. It is unlikely that a court in India would award damages on the same basis as a foreign court if an action were brought in India. Furthermore, it is unlikely that an Indian court would enforce a foreign judgment if it viewed the amount of damages awarded as excessive or inconsistent with public policy or practice in India.

If a judgment of a foreign court is not enforceable under Section 44A of the Civil Procedure Code as described above, it may be enforced in India only by a suit filed upon the judgment, subject to Section 13 of the Civil Procedure Code, and not by proceedings in execution. The United States has not been declared by the Indian government to be a reciprocating territory for the purposes of Section 44A of the Civil Procedure Code. Accordingly, a judgment of a court in the United States may be enforced only by filing a fresh suit on the basis of the judgment and not by proceedings in execution.

The suit must be brought in India within three years from the date of the judgment in the same manner as any other suit filed to enforce a civil liability in India. It is difficult to predict whether a suit brought in an Indian court will be disposed of in a timely manner or be subject to untimely delay. Further, under the Civil Procedure Code, a court in India shall, upon the production of any document purporting to be a certified copy of a foreign judgment, presume that the judgment was pronounced by a court of competent jurisdiction, unless the contrary appears on record.

A party seeking to enforce a foreign judgment in India is required to obtain prior approval from the Reserve Bank of India under the Foreign Exchange Management Act, 1999, as amended, to repatriate any amount recovered pursuant to such enforcement. Any judgment in a foreign currency would be converted into Indian rupees on the date of judgment and not on the date of payment.

A final and conclusive judgment in the superior courts of a foreign jurisdiction, or foreign courts, other than the courts of the United Kingdom, under which a sum of money is payable (other than a sum payable in respect of taxes, fines, penalties or similar charges) may be recognized by, and be enforceable in, the courts of Mauritius if (1) the judgment is still valid, final and is capable of execution in the jurisdiction in which it was delivered; (2) the judgment is not contrary to any principle affecting public policy in Mauritius; (3) the foreign courts had jurisdiction to hear the claim; and (4) our company had been regularly summoned to attend the proceedings before the foreign courts. Any judgment expressed in a foreign currency by a foreign court, may, when made executory in Mauritius, be expressed in that foreign currency. A valid and final judgment rendered by a court in the United States may not be enforced in Mauritius except by way of exequatur under the Mauritius Code on Civil Procedure. The exequatur may be sought in Mauritius so long as the valid and final judgment is capable of execution in the United States.

A final and conclusive judgment or order in the superior courts of the United Kingdom under which a sum of money is made payable (and including an award in proceedings on an arbitration if the award has, under the law in force in the place where it was made, become enforceable in the same manner as a judgment by a court in that place) would, on registration in accordance with the provisions of The Reciprocal Enforcement of Judgments Act 1923 be enforceable in the Supreme Court of Mauritius. Any judgment expressed in pounds sterling or other currency by a superior court of the United Kingdom, may, when made executory in Mauritius, be expressed in pounds sterling or any other currency at the rate of exchange prevailing at the date of judgment of the original court.

EMERGING GROWTH COMPANY

As a company with less than US$1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and amendments thereto. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company need not comply with any new or revised financial accounting standard until such date that a non-reporting company is required to comply with such new or revised accounting standard. We have in this Prospectus utilized, and we plan in future filings with the SEC, to continue to utilize, the modified disclosure requirements available to emerging growth companies. Furthermore, we are not required to present selected financial information or any management’s discussion herein for any period prior to the earliest audited period presented in connection with this Prospectus.

We will remain an emerging growth company until the earliest of (a) the last day of our fiscal year during which we have total annual gross revenues of at least US$1.07 billion; (b) the last day of our fiscal year following the fifth anniversary of the completion of the initial public offering of the Company; (c) the date on which we have, during the previous 3-year period, issued more than US$1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, or the Exchange Act. When we are no longer deemed to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above. If we choose to take advantage of any of these reduced reporting burdens, the information that we provide shareholders may be different than you might get from other public companies.

PLAN OF DISTRIBUTION

We or the Selling Shareholders, from time to time, may sell the securities to or through underwriters, agents or dealers and also may sell the securities directly to purchasers pursuant to applicable statutory exemptions or through agents.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, or at prices related to such prevailing market prices to be negotiated with purchasers.

The Prospectus Supplement relating to each series of the securities will also set forth the terms of the offering of the securities, including to the extent applicable, the initial offering price, the proceeds to the Company or the Selling Shareholders, the underwriting concessions or commissions, and any other discounts or concessions to be allowed or re-allowed to dealers. Underwriters or agents with respect to securities sold to or through underwriters or agents will be named in the Prospectus Supplement relating to such securities.

In connection with the sale of the securities, underwriters may receive compensation from the Company, the Selling Shareholders or purchasers of the securities for whom they may act as agents in the form of discounts, concessions or commissions. Any such commissions will be paid either using a portion of the funds received in connection with the sale of the securities or out of the general funds of the Company or the Selling Shareholders.

Under agreements which may be entered into by the Company, the Selling Shareholders, underwriters, dealers and agents who participate in the distribution of the securities may be entitled to indemnification by the Company or the Selling Shareholders against certain liabilities, including liabilities under securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof.

In connection with any offering of securities, the underwriters, agents or dealers may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at levels above those which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

TAXATION

Material income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this Prospectus will be set forth in the applicable Prospectus Supplement relating to the offering of those securities.

DESCRIPTION OF THE SECURITIES

We may issue from time to time, in one or more offerings, the following securities:

•	equity shares;

•	debt securities; and

•	warrants.

We will set forth in the applicable Prospectus Supplement a description of the debt securities and warrants, and, in certain cases, the equity shares that may be offered under this Prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the Prospectus Supplement, and other offering material, relating to such offer. The supplement may also add, update or change information contained in this Prospectus. You should carefully read this Prospectus and any Prospectus Supplement before you invest in any of our securities.

SELLING SHAREHOLDERS

This Prospectus covers the resale, from time to time, of equity shares of up to 10,000,000 equity shares that were issued and outstanding as of the date of the registration statement. The Selling Shareholders may sell all, some or none of equity shares covered by this Prospectus. These equity shares were originally issued to the Selling Shareholders as a result of the conversion of compulsorily convertible preferred shares or compulsorily convertible debentures in connection with our initial public offering. Such preferred shares and debentures were initially acquired in private placements of shares prior to our initial public offering.

Additional information about any selling shareholders, including its beneficial ownership of our equity shares, the number of equity shares being offered and sold by it, and the number of shares beneficially owned by it after the applicable offering, will be set forth in a Prospectus Supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act which are incorporated by reference into this Prospectus.

DESCRIPTION OF SHARE CAPITAL

Equity Shares

General

All of the equity shares are fully paid. The preparation, issue and delivery of certificates shall be governed by the Mauritius Companies Act.

As of August 31, 2018, 26,023,790 equity shares were issued with par value of $0.000625 per share.

Dividends

To the extent permitted by the Mauritius Companies Act and our Constitution, dividends may only be paid out of retained earnings (after having made good any accumulated losses of ours at the beginning of any relevant accounting period), to the shareholders according to their rights and interests, and no distribution (which term includes dividend) may be made unless our board of directors is satisfied that, upon the distribution being made (1) we are able to pay our debts as they become due in the normal course of business and (2) the value of our assets is greater than the sum of (a) the value of our liabilities and (b) our stated capital. Subject to the Mauritius Companies Act and our Constitution, the declaration and payment of any dividend has to be authorized by the board of directors.

Any distribution or part thereof payable in cash, or any other sum payable in cash to the holder of shares may be paid by wire transfer to the account designated by the Shareholder or by cheque, postal, or money order sent through the post or by courier addressed to the holder at his address in our register of shareholders or, in the case of joint holders, addressed to the holder whose name stands first in our register of shareholders in respect of the shares at his registered address as appearing in the said register or addressed to such person at such address as the holder or joint holders may in writing direct. Every such cheque, postal, money order or wire transfer shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first in our register of shareholders in respect of such shares, and shall be sent at his or their risk and payment of the cheque, postal, money order or wire transfer by the bank on which it is drawn shall constitute a good discharge to us. Any one of two or more joint holders may give effectual receipts for any dividends, distributions or other monies payable or property distributable in respect of the shares held by such joint holders.

Any dividend or distribution out of retained earnings unclaimed for a period of six years from the date of declaration of such dividend or distribution shall be forfeited and shall revert to us and the payment by our board of directors of any unclaimed dividend, distribution, interest or other sum payable on or in respect of the share into a separate account shall not constitute us a trustee in respect thereof.

Voting Rights and Certain Voting Requirements

For voting rights and certain voting requirements under our Constitution, please refer to the sections entitled “Description of Share Capital—Equity Shares—Voting Rights” and “Description of Share Capital—Equity Shares—Certain Voting Requirements” in our Registration Statement on Form F-1, filed with the SEC on December 16, 2015, including any subsequent amendments or reports filed for the purpose of updating such description, incorporated by reference herein.

Transfer of Equity Shares

Subject to the Mauritius Companies Act and to such restrictions contained in our Constitution as may be applicable, any shareholder may transfer all or any of his equity shares by an instrument of transfer in the usual or common or in a form prescribed by the Designated Stock Exchange (as defined in our Constitution) or in any other form which our board of directors may approve. No such instrument shall be required on the redemption of an equity share or on the purchase by us of an equity share.

Subject to the provisions of the Mauritius Companies Act, we must, on the written request of the transferor or transferee of a registered equity share in us, enter in our register of shareholders the name of the transferee of the equity share save that the registration of transfers may be suspended and the share register closed at such times and for such periods as we may from time to time by resolution of directors determine provided always that such registration shall not be suspended and the share register closed for more than thirty days in any period of twelve months.

If our board of directors declines to register a transfer it shall, within twenty eight (28) days after the date on which the instrument of transfer was lodged, send to the transferee notice of such refusal.

Liquidation

Subject the laws of Mauritius and our Constitution, upon our Company’s winding up, the whole or any part of our assets shall be divided amongst the shareholders on a pro rata basis.

Redemption of Shares

Subject to the provisions of the Mauritius Companies Act and other applicable law, we may issue shares on terms that are subject to redemption, on the happening of a specified event or on a given date and/or at our option and/or at the option of the holders, on such terms and in such manner as may be determined by our board of directors.

Variation of Rights of Shares

All or any of the special rights for the time being attached to any class of shares for the time being issued may from time to time (whether or not we are being wound up) be altered or abrogated with the consent in writing of the holders of not less than 75% of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of such shares voting in person or by proxy. The necessary quorum shall be one or more persons together holding or representing by proxy not less than one-third in nominal value of the issued shares of the relevant class, that every holder of shares of the relevant class shall be entitled on a poll to one vote for every such share held by him and that any holder of shares of the relevant class present in person or by proxy may demand a poll.

The special rights conferred upon the holders of any shares or class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be altered by the creation or issue of further shares ranking pari passu therewith.

Meetings of Shareholders

Subject to the Mauritius Companies Act, an annual shareholders’ meeting shall be convened by our board of directors not more than once in each year and not later than six months after our balance sheet date and not later than 15 months after the previous annual meeting. Special meetings of shareholders may be convened by our board of directors or on the written request of shareholders holding shares carrying together not less than 5% of the voting rights entitled to be exercised on the issue.

Subject to our Constitution, meeting of shareholders shall be called by not less than fourteen (14) nor more than sixty (60) business days’ notice in writing.

For a special meeting called on the written request of the shareholders, the shareholders must provide notice to our secretary which must be delivered to or mailed and received at our principal executive offices not less than ninety days nor more than one hundred twenty days prior to such special meeting.

A quorum for a meeting of shareholders shall be present where the shareholders or their proxies are present or have cast postal votes, who are between them able to exercise not less than 33.3% of the votes to be cast on the business to be transacted by the meeting.

A shareholder may exercise the right to vote either by being present in person or by proxy. A proxy for a shareholder may attend and be heard at a meeting of shareholders as if the proxy were the shareholder. A proxy shall be appointed by notice in writing signed by the shareholder, and the notice shall state whether the appointment is for a particular meeting or a specified term.

Inspection of Books and Records

Under the Mauritius Companies Act, we are required to keep available our certificate of incorporation, Constitution, share register, the full names and residential addresses of our directors, our registered office and address for service, copies of the instruments creating or evidencing charges which are required to be registered under section 127 of the Mauritius Companies Act, minutes of all meetings and resolutions of shareholders, copies of written communications to all shareholders or to all holders of a class of shares during the preceding seven years (including financial statements, and group financial statements), certificates given by directors under the Mauritius Companies Act and our interests register (if any) for inspection by any shareholder of ours or by a person authorized in writing by a shareholder for the purpose, between the hours of 9:00 a.m. and 5:00 p.m. on each working day during the inspection period at the place at which our records are kept in Mauritius. A shareholder who wishes to inspect such records must serve written notice on us of his intention to inspect the records.

The term “inspection period” is defined in the Mauritius Companies Act to mean the period commencing on the third working day after the day on which notice of intention to inspect is served on us by the person.

Changes in Capital

Subject to the Mauritius Companies Act, we may, from time to time, by ordinary resolution:

(a)	divide our shares into several classes and attach thereto respectively any preferential, deferred, qualified or special rights, privileges or conditions;

(b)	consolidate and divide all or any of our share capital into shares of larger par value than our existing shares; and

(c)	engage in a forward stock split.

Subject to the Mauritius Companies Act and our Constitution and any confirmation or consent required by law or under our Constitution, we may from time to time by special resolution authorize the reduction of our stated capital (including any amount in any share premium account) or change the currency denomination of our share capital as we think fit.

Purchase by Our Company of our Own Shares

We may, pursuant to a special resolution, purchase or acquire and hold our own shares as treasury shares upon such terms as our board of directors may, in our discretion, determine, provided always that such purchase or acquisition is effected in accordance with the provisions of the Mauritius Companies Act, which generally requires solvency of the company after giving effect to such purchase or acquisition.

Interested Directors

Subject to the Mauritius Companies Act and our Constitution, a director shall, forthwith after becoming aware of the fact that he is interested in a transaction or a proposed transaction with us, cause to be entered in our interests register and disclose to our board of directors the nature and monetary value of that interest, or where the monetary value of the director’s interest cannot be quantified, the nature and extent of that interest. A general notice entered in the interests register or disclosed to our board of directors to the effect that a director is a shareholder, director, officer or trustee of another named company or other person and is to be regarded as interested in any transaction which may, after the date of the entry or disclosure, be entered into with that company or person, is a sufficient disclosure of interest in relation to that transaction.

To the extent that our company is a reporting issuer, as defined in section 86 of the Mauritius Securities Act 2005, the relevant disclosure requirements under the Mauritius Securities Act 2005 may also be applicable. We have applied to the Mauritius Financial Services Commission for an exemption from the disclosure requirements applying to reporting issuers under the Mauritius Securities Act 2005.

Notification of Shareholdings by Directors and Substantial Shareholders

Our Constitution provides that (a) each of our directors shall, upon his appointment to our board of directors, give an undertaking to our company that, for so long as he remains a director of our company, he shall forthwith notify our company secretary of the particulars of our equity shares beneficially owned by him at the time of his appointment and of any change in such particulars (including the circumstances of any such change), and (b) each member of our company shall, upon becoming a substantial shareholder of our company, give an undertaking to our company that, for so long as he remains as a substantial shareholder of our company, he shall notify our company secretary of the particulars of our equity shares in which he has an interest at the time of his becoming a substantial shareholder or of any change in such particulars (including the circumstances of any such change) within 48 hours of such time or change (as the case may be), provided that he shall only be required to give notice of a change in the percentage level of his interests in the shares where there is a change of 1% or more in the percentage level of his shareholding interest in the relevant class of shares in our company. For this purpose, a “substantial shareholder” means a person who holds by himself or his nominee a share or an interest in a share in the capital of our company which entitles him to exercise not less than 5% of the aggregate voting power exercisable at a meeting of our shareholders.

Category 1 Global Business Company

We are licensed by the Financial Services Commission as a Mauritius Category 1 Global Business Company, or GBC1.

Before the coming into force of the Mauritius Finance Act 2010, Mauritius companies holding a GBC1 were only allowed to conduct business outside Mauritius. However, with the implementation of the Mauritius Finance Act 2010, Mauritius companies holding a GBC1 may (i) carry on business in Mauritius, (ii) deal with persons resident in Mauritius, and (iii) hold shares or other interests in a corporation which is resident in Mauritius.

A Mauritius company holding a GBC1 may conduct any business activity to the extent that it is not unlawful or contrary to public interest and to the extent that it does not cause or is likely to cause serious prejudice to the good repute of Mauritius as a center for financial services.

A Mauritius company holding a GBC1 should be administered at all times by a Management Company and should be controlled and managed in Mauritius.

The following indicative list of criteria has to be complied with:

(a)	The company must have at least 2 directors, resident in Mauritius, of sufficient caliber to exercise independence of mind and judgment.

(b)	The company will maintain at all times its principal bank account in Mauritius.

(c)	The company will keep and maintain at all times its accounting records at its registered office in Mauritius.

(d)	The company will prepare its statutory financial statements and cause the same to be audited in Mauritius.

(e)	The company will provide for meetings of directors to include at least 2 directors from Mauritius.

(f)	whether a corporation meets at least one of the following criteria:

(i)	the corporation has or shall have office premises in Mauritius;

(ii)	the corporation employs or shall employ on a full time basis at administrative/technical level, at least one person who shall be resident in Mauritius;

(iii)	the corporation’s constitution contains a clause whereby all disputes arising out of the constitution shall be resolved by way of arbitration in Mauritius;

(iv)

the corporation holds or is expected to hold within the next 12 months, assets (excluding cash held in bank account or shares/interests in another corporation holding a Global Business License) which are worth at least US$100,000 in Mauritius;

(v)	the corporation’s shares are listed on a securities exchange licensed by the Commission; or

(vi)	it has or is expected to have a yearly expenditure in Mauritius which can be reasonably expected from any similar corporation which is controlled and managed from Mauritius.

A Mauritius company holding a GBC1 is tax resident in Mauritius and can therefore benefit from the network of Double Taxation Avoidance Agreements which Mauritius has in place with a number of countries.

Differences in Corporate Law

The Mauritius Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Mauritius Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Pursuant to the Mauritius Companies Act, subject to certain exceptions prescribed in the Mauritius Companies Act, a Mauritius company shall not enter into the following transactions unless the transaction is approved by special resolution or contingent on approval by special resolution of the shareholders of the company:

(a)	the acquisition of, or an agreement to acquire, whether contingent or not, assets the value of which is more than 75% of the value of the company’s assets before the acquisition;

(b)	the disposition of, or an agreement to dispose of, whether contingent or not, assets of the company the value of which is more than 75% of the value of the company’s assets before the disposition; or

(c)

a transaction that has or is likely to have the effect of the company acquiring rights or interests or incurring obligations or liabilities the value of which is more than 75% of the value of the company’s assets before the transaction (provided that this will not apply by reason only of the company giving, or entering into an agreement to give, a charge secured over assets of the company, the value of which is more than 75% of the value of the company’s assets for the purpose of securing the repayment of money or the performance of an obligation).

Under the Mauritius Companies Act, a special resolution is a resolution that is approved by a majority of 75% of the votes of those shareholders entitled to vote and voting on the question.

Where a transaction involves the acquisition or disposition or the acquiring of rights, interests or incurring obligations of, in any case, more than half the value of the Mauritius company’s assets, subject to certain exceptions prescribed in the Mauritius Companies Act, the transaction has to be approved by ordinary resolution or contingent on approval by ordinary resolution, and a Mauritius company shall not enter into the following transactions unless the transaction is approved by ordinary resolution or contingent on approval by ordinary resolution of the shareholders of the company:

(a)	the acquisition of, or an agreement to acquire, whether contingent or not, assets the value of which is more than 50% of the value of the company’s assets before the acquisition;

(b)	the disposition of, or an agreement to dispose of, whether contingent or not, assets of the company the value of which is more than 50% of the value of the company’s assets before the disposition; or

(c)

a transaction that has or is likely to have the effect of the company acquiring rights or interests or incurring obligations or liabilities the value of which is more than 50% of the value of the company’s assets before the transaction (provided that this will not apply by reason only of the company giving, or entering into an agreement to give, a charge secured over assets of the company, the value of which is more than 50% of the value of the company’s assets for the purpose of securing the repayment of money or the performance of an obligation).

Under the Mauritius Companies Act, an ordinary resolution is a resolution that is approved by a simple majority of the votes of those shareholders entitled to vote and voting on the matter which is the subject of the resolution.

Under Delaware law, a corporation may sell, lease or exchange all or substantially all of its property and assets upon approval by the board and resolutions adopted by holders of a majority of the outstanding shares of the corporation entitled to vote.

Mergers and Similar Arrangements

A merger of two or more constituent companies under Mauritius law requires an amalgamation proposal to be approved by the directors of each constituent company and by special resolution of the shareholders of each constituent company.

A merger between a Mauritius parent company and its Mauritius subsidiary or subsidiaries does not require approval by a resolution of shareholders. For this purpose a “subsidiary” has the meaning assigned to it by the Mauritius Companies Act.

Save in certain circumstances, a dissentient shareholder of a Mauritius constituent company is entitled to payment of the fair and reasonable price for his shares upon dissenting to a merger or consolidation. The exercise of appraisal rights will normally preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies where the Supreme Court of Mauritius, on the application of the company or, with leave of the court, any shareholder or creditor of the company, may order that an arrangement or amalgamation or compromise shall be binding on the company and on such other persons or classes of persons as the court may specify and any such order may be made on such terms and conditions as the court thinks fit.

Under the Delaware General Corporations Law, a merger of two Delaware corporations requires approval by the board and, except in certain circumstances, shareholders of each corporation. A merger between a Delaware parent company and its Delaware subsidiary or subsidiaries does not generally require shareholder approval.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff, but under the Mauritius Companies Act, the Mauritius courts may grant leave to a shareholder (including a minority shareholder) to bring a derivative action.

In Delaware, in any derivative suit instituted by a shareholder of a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder’s stock thereafter devolved upon such shareholder by operation of law. The complaint shall set forth with particularity the efforts of the plaintiff to obtain the action by the board or the reasons for not making such effort. Such action shall not be dismissed or compromised without the approval of the Chancery Court. Moreover, if we were a Delaware corporation, a shareholder whose shares were canceled in connection with our dissolution, would not be able to bring a derivative action against us after the equity shares have been cancelled.

Indemnification of Directors and Executive Officers and Limitation of Liability

Under the Mauritius Companies Act, a company may indemnify a director or employee of the company or a related company for any costs incurred by him or the company in respect of any proceedings (a) that relates to liability for any act or omission in his capacity as a director or employee and (b) in which judgment is given in his favor, in which he is acquitted, which is discontinued, in which he is granted relief under section 350 of the Mauritius Companies Act or where proceedings are threatened and such threatened action is abandoned or not pursued. The Mauritius Companies Act further provides that a company may indemnify a director or employee of the company or a related company in respect of (a) liability to any person, other than the company or a related company, for any act or omission in his capacity as a director or employee or (b) costs incurred by that director or employee in defending or settling any claim or proceedings relating to any such liability, save in respect of any criminal liability or liability in respect of a breach (in the case of a director) of the duty to exercise his powers honestly in good faith in the best interests of the company. Our Constitution provides for indemnification, to the extent permitted by Mauritius law, of our directors and officers for costs, charges, losses, expenses and liabilities incurred or sustained by them in the execution and discharge of their duties in their respective offices or in relation thereto, except in respect of their own fraud or dishonesty.

Under Delaware law, a corporation has the flexibility to indemnify a director, officer, employee or agent if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe the person’s conduct was unlawful.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Mauritius law, a director of a Mauritius company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes duties to the company that include a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. Under the Mauritius Companies Act, our directors have a duty to our company to exercise their powers honestly, in good faith and in the best interests of our company. Our directors also have a duty to our company to exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Where a director of a public company also holds office as an executive, the director is required under Mauritius law to exercise that degree of care, diligence and skill which a reasonably prudent and competent executive in that position would exercise. In fulfilling their duty of care to our company, our directors must ensure compliance with the Mauritius Companies Act and our Constitution, as amended from time to time.

Neither Mauritian law nor our Constitution requires the majority of our directors to be independent.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Mauritius law provides that, save for the annual meeting of a company, shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held or by resolution in writing signed by not less than 75% or such other percentage as the constitution of the company may require for passing a special resolution, whichever is the greater, of the shareholders who would be entitled to vote on that resolution at a meeting of shareholders who together hold not less than 75% (or, if a higher percentage is required by the constitution, that higher percentage) of the votes entitled to be cast on that resolution.

Shareholder Meetings

Shareholders of a Delaware corporation generally do not have the right to call meetings of shareholders unless that right is granted in the certificate of incorporation or bylaws. However, if a corporation fails to hold its annual general meeting within a period of 30 days after the date designated for the annual meeting, or if no date has been designated for a period of 13 months after its last annual general meeting, the Delaware Court of Chancery may order a meeting to be held upon the application of a shareholder.

Mauritius law and our Constitution allow our shareholders to requisition a shareholders’ meeting. We are obliged by law to call a shareholders’ annual meeting once every year.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Mauritius law, our Constitution does not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Constitution, directors may be removed by ordinary resolution of our shareholders.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains business combination provision applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. Subject to specified exceptions, an interested shareholder is a person or a group that owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% of more of the corporation’s outstanding voting stock at any time within the previous three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

There is no such statutory provision under Mauritius law restricting transactions between a company and its significant shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by all shareholders entitled to vote thereon. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Mauritius law, a company may be wound up by either an order of the courts of Mauritius or by a special resolution of its members or, if the company is unable to pay its debts, by a special resolution of its members with leave of the court. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Under the Insolvency Act 2009 of Mauritius, our company may be dissolved, liquidated or wound up by special resolution of our shareholders.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Mauritius law and our Constitution, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Mauritius law, our Constitution may only be amended by special resolution of our shareholders.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our Constitution on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares.

Such limitations are not required under the Delaware General Corporation Law.

Issuance of Preferred Shares

Our Constitution allows for our company to issue preferred shares. Our Constitution provides that, except for issuances of more than 10% of the share capital of the Company in a single transaction, which must be approved by an ordinary resolution of shareholders for so long as International Finance Corporation (“IFC”) or IFC GIF Investment Company I hold any equity shares of the Company, the directors of our company may offer, issue, grant options over or otherwise dispose of shares of our company to such persons, at such times and for such consideration and upon such terms and conditions as the board of directors of our company may in its absolute discretion determine (save that no shares shall be issued below the par value of the share) and that any share in our company may be issued with or have attached thereto such rights or restrictions whether in regard to dividend, voting, return of capital or otherwise as our company may determine or, if there has not been any such determination or so far as the same does not make specific provision, as the board of directors of our company may determine.

Under the Delaware General Corporation Law, a corporation may issue preferred shares without shareholder approval.

Compulsory Acquisition

The Financial Services Commission in Mauritius has recently issued the Securities (Takeover) Rules 2010, or the Rules, under the Financial Services Act 2007 of Mauritius and the Mauritius Securities Act which may apply to takeover offers where the offeree is a reporting issuer in Mauritius and to a corporation holding a global business license which is listed on a relevant securities exchange. The Rules include provisions, inter alia, for the making of a mandatory offer and compulsory acquisition of shares. The Rules came into operation on May 1, 2011.

Anti-takeover provisions

Mauritius law does not prevent Mauritius companies from adopting a wide range of defensive measures, such as staggered boards, issue of preferred shares, adoption of poison pill shareholder rights plans and provisions that restrict the rights of shareholders to call meetings. Our Constitution includes the following provisions which may be regarded as defensive measures: (i) a staggered board of directors, (ii) the ability to issue preferred shares, (iii) granting directors the absolute discretion to decline to register a transfer of any shares (other than a fully paid share), and (iv) requiring that amendments to our Constitution be approved by a special resolution of the shareholders of our company.

Delaware law also does not prevent Delaware corporations from adopting defensive measures such as staggered boards, issue of preferred shares, adoption of poison pill shareholder rights plans and requirements for advance notification of shareholder nominations and proposals. In addition, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested shareholder for a period of three years following the date the person became an interested shareholder unless certain conditions are met. Generally, a business combination includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested shareholder. An interested shareholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested shareholder status, did own 15% or more of a corporation’s outstanding voting stock.

Registration Rights

On July 14, 2016 we entered into a registration rights agreement by and among Azure Power Global Limited, IFC, IFC GIF Investment Company I, Société de Promotion et de Participation pour La Coopération Économique, FC VI India Venture (Mauritius) Ltd., Helion Venture Partners II, LLC, Helion Venture Partners India II, LLC and DEG-Deutsche Institutions (collectively referred to as the “Holders”), pursuant to which we granted certain registration rights to certain holders of our Registrable Securities, as described below.

Subject to the terms of the registration rights agreement, at any time or from time to time, one or more of the Holders may request that we effect a registration under the Securities Act of all or any part of the Registrable Securities (as defined in the registration rights agreement) owned by the Holders (each such registration is referred to as a “Demand Registration”), provided that the Registrable Securities to be so registered (i) have an aggregate value of at least US$25 million, based on the closing trading price of the equity shares on the date demand to file such Demand Registration Statement is made, or (ii) include all Registrable Securities of the Holder or Holders requesting the Demand Registration which remain outstanding at such time.

At any time after we become eligible to file a shelf registration statement under the Securities Act, the registration statement to be filed by us pursuant to any Demand Registration may be required by the Holder requesting such Demand Registration to be in the form of a shelf registration statement (or any similar or successor form for which we then qualify).

Each Holder is entitled to not more than four Demand Registrations pursuant to the registration rights agreement. All Holders are entitled to no more than one Demand Registration pursuant to the registration rights agreement per six-month period.

Whenever we propose to file a registration statement including, but not limited to, registration statements relating to our secondary offerings of Securities (but excluding registration statements relating to the paragraphs above and relating to employee benefit plans or with respect to corporate reorganizations) at any time and from time to time, we will, at least 20 days prior to such filing, give written notice to all Holders of our intention to do so and, upon the written request of any Holder(s) given within 10 days after we provide such notice, we will use our reasonable efforts to cause all Registrable Securities that we have been requested by such Holder(s) to register or to be registered under the Securities Act to the extent necessary to permit their sale or other disposition in accordance with the intended methods of distribution specified in the request of such Holder(s), provided that we shall have the right to postpone or withdraw any such registration effected without obligation to any Holder.

On September 30, 2016, we entered into a registration rights agreement with CDPQ Infrastructures Asia Pte Ltd. (“CDPQ”) on substantially the same terms as described above, except CDPQ is not entitled to more than three Demand Registrations pursuant to the registration rights agreement.

Transfer Agent

The registrar and transfer agent for our equity shares is Computershare Inc.

EXPENSES

The following table sets forth the aggregate expenses in connection with this offering, all of which will be paid by us (other than the expenses in connection with the sale of equity shares by the Selling Shareholders, which expenses will be paid by the Selling Shareholders, unless stated otherwise in a Prospectus Supplement). All amounts shown are estimates, except for the SEC registration fee.

SEC registration fee		$41,422.00	**
FINRA fees	$		*
Legal fees and expenses	$		*
Accounting fees and expenses	$		*
NYSE Supplemental Listing Fee	$		*
Miscellaneous	$		*

Total	$		*

*	To be provided by a prospectus supplement or as an exhibit to a Current Report on Form 6-K that is incorporated by reference into this registration statement.
**

Includes SEC registration fee of $35,197.00 paid previously in connection with the Prior Registration Statement (File No. 333-222171) that became effective on December 29, 2017 and SEC registration fee of $6,225.00 paid with this registration statement.

LEGAL MATTERS

Except as otherwise set forth in the applicable Prospectus Supplement, certain legal matters in connection with the securities offered pursuant to this Prospectus will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, our special United States counsel, to the extent governed by the laws of the State of New York, and by Appleby, our special legal counsel as to Mauritius law, to the extent governed by the law of the Republic of Mauritius. Legal matters as to Indian law will be passed upon for us by Shardul Amarchand Mangaldas & Co. If legal matters in connection with offerings made pursuant to this Prospectus are passed upon by counsel to underwriters, dealers or agents, such counsel will be named in the applicable Prospectus Supplement relating to any such offering.

EXPERTS

The consolidated financial statements of Azure Power Global Limited included in Azure Power Global Limited’s Annual Report on Form 20-F for the year ended March 31, 2018 have been audited by Ernst & Young Associates LLP, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young Associates LLP pertaining to such financial statements to the extent covered by consents filed with the Securities and Exchange Commission, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US

We are subject to the information requirements of the Exchange Act, and in accordance therewith files reports and other information with the SEC. Such reports and other information are available on the SEC’s website at www.sec.gov. Prospective investors may read and copy any document we have filed with the SEC at the SEC’s public reference room in Washington, D.C. and may also obtain copies of those documents from the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 by paying a fee. Additionally, prospective investors may read and download some of the documents we have filed with the SEC’s Electronic Data Gathering and Retrieval system at www.sec.gov. Reports and other information about the Corporation may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Our filings are also available on our website at http://www.azurepower.com.

We will furnish holders of our equity shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a foreign private issuer, we are exempt from a number of rules and regulations under the Exchange Act, applicable to U.S. domestic issuers, including the furnishing and content of proxy statements, and compliance with the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act applicable to executive officers, directors and principal shareholders.

We have filed with the SEC under the Securities Act, a registration statement on Form F-3 relating to the Securities and of which this Prospectus forms a part. This Prospectus does not contain all of the information set forth in such registration statement, certain items of which are contained in the exhibits to the registration statement as permitted or required by the rules and regulations of the SEC. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance, for a complete description of the applicable contract, agreement or other document, reference is made to the exhibits available on the SEC’s website at www.sec.gov.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this Prospectus, and information that we file later with the SEC prior to the termination of this offering will also be considered to be part of this Prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We hereby incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c) or 15(d) of the Exchange Act.

•	Our Report on Form 6-K filed with the SEC on August 8, 2018;

•

Our Annual Report on Form 20-F for the year ended March 31, 2018, filed with the SEC on June 15, 2018, containing our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed;

•

The description of our equity shares contained in our Registration Statement on Form F-1, filed with the SEC on December 16, 2015, including any subsequent amendments or reports filed for the purpose of updating such description; and

•

The description of our equity shares contained in our registration statement on Form 8-A (File No. 001-37909), filed with the SEC on October 7, 2016, and any amendment or report filed for the purpose of updating such description.

We are also incorporating by reference all subsequent Annual Reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this Prospectus (if they state that they are incorporated by reference into this Prospectus) until we file a post-effective amendment indicating that the offering of the Securities made by this Prospectus has been terminated. In all cases, you should rely on the later information over different information included in this Prospectus or the applicable Prospectus Supplement.

You should rely only on the information contained or incorporated by reference in this Prospectus and any accompanying Prospectus Supplement. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these Securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this Prospectus and any accompanying Prospectus Supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above-mentioned filing or any subsequent filing we incorporated by reference to this Prospectus by writing or telephoning us at ir@azurepower.com or Azure Power, 3rd Floor, Asset 301-304 and 307, WorldMark 3, Aerocity, New Delhi – 110037, or 0091 11 4940 9800.

Affordable Solar Power For Generations Our mission is to be the lowest cost power producer in the world Entrepreneurship Excellence - Honesty Socially Responsible CORE VALUES www.azurepower.com I Sustainability is critical to Azure Power’s success and is embedded in our regular operational procedures. Throughout our operations, we are committed to environmental, social and governance (ESG) practices that have a positive impact on the communities in which we operate. At Azure Power, periodic reporting and audits are I conducted to ensure the adherence to ESG standards. Our Solar Green Bond Listed on Singapore Stock Exchange is Climate Bonds Certified. We are ISO 14001 certified for our Environmental Management system. Also, our HR policies and procedures are in line with World Bank Equator Principle. Azure Power® Climate CERTIFICAZIONE DIPRODOTTO DUREAU VERITAS Certification Bond Certified

Azure Power Global Limited

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